SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant [X] [ ] Confidential, for Use of Filed by a party other than the Registrant [ ] the Commission Only (as Check the appropriate box:
permitted by Rule 14a-6(e)(2)) [X] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

ONE AMERICAN CORP.
--------------------------------------------------------------------------------

(Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
[ ]	No fee required.
[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:
COMMON STOCK
(2)	Aggregate number of securities to which transaction applies:
300,498
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$34.00, which is the per share price to be paid in the transaction subject to this Schedule 14A filing
(4)	Proposed maximum aggregate value of transaction:
$10,216,932
(5)	Total fee paid:
$941.00

[X]	Fee paid previously with preliminary materials.
[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
$941.00
(2)	Form, Schedule or Registration Statement No.:
SCHEDULE 14A
(3)	ONE AMERICAN CORP .
(4)	Date Filed:
OCTOBER 16, 2002

ONE AMERICAN CORP.
Post Office Box 550 Vacherie, Louisiana 70090-0550

October 16, 2002

Dear Stockholders of One American Corp.:

We are writing to tell you about an exciting transaction that One American Corp. is in the process of undertaking. The Board of Directors is pleased to announce that it has approved a corporate reorganization that will enable all stockholders who own less than 2,000 shares to receive cash for their shares in the amount of $34.00 per share. In technical terms, the holding company will engage in a merger transaction with a "shell" entity that will result in stockholders who own less than 2,000 shares receiving cash for their shares in the amount of $34.00 per share. As a result of this "going private" transaction, One American will substantially reduce its total number of stockholders which will allow it to eliminate costly SEC reporting.

Before we undertake that transaction though, the stockholders must vote and approve it. Therefore, we are calling a Special Meeting of Stockholders to be held on November 18, 2002 to ask you to vote and approve the reorganization. In conjunction with the meeting, you and all other stockholders are receiving the same types of materials you customarily receive prior to the Annual Meeting including a formal notice announcing the Annual Meeting and a proxy upon which to cast your vote. Additionally, you and all other stockholders are being provided with a comprehensive disclosure document that explains in detail the transaction and why it is beneficial to our organization. That information also explains how you and all other non-controlling stockholders will receive cash for shares.

We hope that you are excited about this opportunity. We look forward to seeing you all in November.

Sincerely,

/s/ Frank J. Bourgeois
Frank J. Bourgeois
President and CEO

ONE AMERICAN CORP.
2785 Louisiana Highway 20 West
Vacherie, Louisiana 70090

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 18, 2002

TO OUR STOCKHOLDERS:

The Special Meeting of Stockholders of One American Corp., a Louisiana corporation ("One American"), will be held at the offices of the First American Bank and Trust at 2785 Louisiana Highway 20 West, Vacherie, Louisiana at 2:00 p.m., local time, on November 18, 2002, for the following purposes:

(1)     To approve the Agreement and Plan of Merger dated as of September 20, 2002, by and between One American and OAC Merger Corp., a Louisiana corporation ("Merger Corp."), pursuant to which Merger Corp. will merge with and into One American with One American being the surviving corporation (the "Merger"), and each of the transactions contemplated thereby, including, without limitation, the Merger; and

(2)     To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of One American common stock, par value $2.50 per share, at the close of business on October 16, 2002 are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of October 16, there were 2,603,493 shares of One American common stock outstanding. The accompanying Proxy Statement is dated October 16, 2002, and is being first mailed to stockholders on or about October 16, 2002.

Stockholders are cordially invited to attend the meeting in person. Whether planning to attend the meeting or not, stockholders are urged to complete, date and sign the enclosed Proxy and to return it promptly. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Special Meeting. Proxies may be revoked by delivering to Ms. Gloria A. Kliebert, Secretary, 2785 Louisiana Highway 20 West, Vacherie, Louisiana 70090, a written notice of revocation bearing a later date than the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy). The enclosed, addressed envelope requires no postage if mailed in the United States.
By order of the Board of Directors,
/s/ Gloria A. Kliebert
October 16, 2002	Gloria A. Kliebert
Secretary

YOUR VOTE IS IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

TABLE OF CONTENTS

i

CERTAIN DEFINITIONS

As used in this proxy statement, "One American," "we," "our," "ours," "us" and the "Company" refer to One American Corp. and all of its subsidiaries. "Merger Corp." refers to OAC Merger Corp., and "merger agreement" refers to the Agreement and Plan of Merger dated as of September 20, 2002, by and between One American and Merger Corp.

SUMMARY TERM SHEET

THE FOLLOWING SUMMARY TERM SHEET, TOGETHER WITH THE "QUESTIONS AND ANSWERS ABOUT THE MEETING" AND "QUESTIONS AND ANSWERS ABOUT THE MERGER" FOLLOWING THIS SUMMARY TERM SHEET, HIGHLIGHT SELECTED INFORMATION FROM THE PROXY STATEMENT ABOUT OUR PROPOSED MERGER AND THE SPECIAL MEETING. THIS SUMMARY TERM SHEET AND THE QUESTION AND ANSWER SECTIONS MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND AND FOR A MORE COMPLETE DESCRIPTION OF THE MERGER AND THE OTHER MATTERS ON WHICH YOU WILL VOTE, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND ALL OF ITS ANNEXES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE DIRECTED YOUR ATTENTION IN PARENTHESES TO THE LOCATION IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM LISTED BELOW.

THE MERGER

THE MERGER AGREEMENT. (Page 39)

     On September 20, 2002, we signed the merger agreement, under which Merger Corp., a newly-formed Louisiana corporation, would merge with One American. Under the terms of the merger agreement, if the merger is completed:

o     One American stockholders holding fewer than 2,000 shares of One American stock as of the effective date of the merger will receive a cash payment of $34.00 per share.

o     One American stockholders holding 2,000 or more shares as of the effective date of the merger will continue to hold their One American shares.

o     the officers and directors of One American at the effective time of the merger will be the officers and directors of One American immediately after the merger.

THE PARTIES. (Page 35)

o     One American is a Louisiana corporation and bank holding company.

o     Merger Corp. is a recently-formed Louisiana corporation organized for the sole purpose of the merger.

o     The principal executive offices of both One American and Merger Corp. are located at 2785 Louisiana Highway 20 West, Vacherie, Louisiana 70090.

o     The telephone number for both One American and Merger Corp. is (225) 265-2265.

VOTE REQUIRED. (Page 33)

      Approval of the merger agreement requires the approval of the holders of at least two-thirds (2/3) of the shares of One American common stock present or represented by proxy at the Special Meeting and entitled to vote.

EFFECTS OF THE MERGER. (Page 36)

      As a result of the merger:

o     The registration of One American common stock under the Securities Exchange Act of 1934 will terminate. Because of this, the reorganization is considered a "going private" transaction;

o     cashed-out stockholders will no longer have an interest in or be a stockholder of One American and, therefore, they will not be able to participate in One American's future earnings and growth, if any;

o     the number of record stockholders will be reduced from approximately 861 to approximately 230, and the number of outstanding shares of One American common stock will decrease from 2,603,493 to approximately 2,302,995;

o     the percentage of ownership of common stock of One American beneficially held by the current officers and directors of One American as a group will increase from 18.6% to approximately 21.0%;

o     aggregate stockholders' equity of One American as of June 30, 2002, will be reduced from approximately $47,252,000 on a historical basis to approximately $36,785,000 on a pro forma basis;

o     the book value per share of common stock as of June 30, 2002, will be reduced from approximately $18.15 per share on a historical basis to approximately $15.97 per share on a pro forma basis;

o     One American's capital will be greatly reduced, including a decrease in One American's Tier 1 capital as of June 30, 2002, from $44,968,000 on a historical basis to $34,502,000 on a pro forma basis;

o     net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.06 on a historical basis to $2.10 on a pro forma basis; and

o     net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2002, will increase from $1.08 on a historical basis to $1.11 on a pro forma basis.

REASONS FOR THE MERGER. (Page 35)

     Our primary reason for the merger is that after the merger our shares will no longer be registered under the Securities Exchange Act and we will therefore no longer incur the costs of maintaining our registration. For more information on our reasons for the merger, please see page 33 of this proxy statement.

BACKGROUND OF THE MERGER PROPOSAL. (Page 11)

     Please see "SPECIAL FACTORS - Background of the Merger Proposal" on page 11 for a discussion of the events leading up to the signing of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER. (Page 42)

     The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

o     approval of the merger agreement by the holders of at least two-thirds (2/3) of the shares present in person or by proxy at the Special Meeting and entitled to vote; and

o     no litigation is pending regarding the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES. (Page 21)

     The receipt of cash by certain stockholders in the merger will be taxable for federal income tax purposes.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON YOUR OWN SITUATION. TO REVIEW THE MATERIAL TAX CONSEQUENCES IN GREATER DETAIL, PLEASE READ THE DISCUSSION UNDER "SPECIAL FACTORS - CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES."

DISSENTERS' AND APPRAISAL RIGHTS. (Page 37)

     Under Louisiana law, you are entitled to dissent from the merger and you may have appraisal rights in connection with the merger. To exercise your appraisal rights, you must comply with all procedural requirements of Louisiana law. A description of the relevant sections of Louisiana law is provided in "PROPOSAL ONE - Dissenters' and Appraisal Rights" on page 35, and the full text of the sections is attached as Annex C to this document. Dissenters' appraisal rights will not apply if the merger is approved by 80% or more of the total voting shares. FAILURE TO TAKE ANY STEPS REQUIRED BY LOUISIANA LAW MAY RESULT IN A TERMINATION OR WAIVER OF YOUR APPRAISAL RIGHTS.

VALUATION OF COMMON STOCK. (Page 27)

     Southard Financial has delivered to the Board of Directors of One American its written valuation, dated August 19, 2002, to the effect that, as of July 31, 2002, the Company's common stock is worth $33.00 per share. You should carefully read the discussion under "SPECIAL FACTORS - Valuation of Financial Advisor."

SOURCES OF FUNDS; FINANCING OF THE MERGER. (Page 14)

     We estimate that the total funds required to fund the payment of the consideration to be paid to cashed-out stockholders and to pay fees and expenses relating to the merger will be approximately $10,331,515. These amounts will be paid for through available working capital of First American Bank and Trust.

RECOMMENDATION OF THE BOARD OF DIRECTORS. (Page 23)

     The Board of Directors of One American believes that the merger agreement is fair to and in the best interests of One American and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously recommends that stockholders of One American vote "For" the approval of the merger agreement. As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of One American or the beneficial owner of 10% or more of One American's outstanding shares, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. One American's directors have indicated that they will vote all of their shares of One American stock in favor of the merger agreement. As of October 16, 2002, the directors and executive officers of One American beneficially owned a total of 484,152 shares of One American stock, or approximately 18.6% of the total shares entitled to vote at the Special Meeting. See "Security Ownership of Certain Beneficial Owners and Management." No other stockholders have disclosed to One American how they intend to vote on this matter.

THE SPECIAL MEETING

     The Special Meeting of Stockholders of One American will be held at the offices of the First American Bank and Trust at 2785 Louisiana Highway 20 West, Vacherie, Louisiana 70090 at 2:00 p.m., local time, on Monday, November 18, 2002. At the Special Meeting, you will be asked to consider the following proposal:

o     the approval of the merger agreement, pursuant to which Merger Corp. will merge with and into One American with One American being the surviving corporation, and each of the transactions contemplated thereby, including the merger.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:     WHY DID YOU SEND ME THIS PROXY STATEMENT?

A:     We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your votes for use at a Special Meeting of Stockholders.

     This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy sheet.

     We will begin sending this proxy statement, Notice of Special Meeting and the enclosed proxy card on or about October 16 to all stockholders entitled to vote. Holders of our common stock are entitled to vote at the Special Meeting. The record date for those entitled to vote is October 16. On October 16, there were 2,603,493 shares of our common stock outstanding. Stockholders are entitled to one vote for each share of common stock held as of the record date.

Q:     WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A:     The Special Meeting will be held at the offices of the First American Bank and Trust at 2785 Louisiana Highway 20 West, Vacherie, Louisiana at 2:00 p.m., local time, on Monday, November 18, 2002.

Q:     WHAT AM I BEING ASKED TO VOTE ON?

A:     You are being asked to vote on the approval of the merger agreement between One American and Merger

Corp., pursuant to which Merger Corp. will merge with and into One American. As a result of the merger, all stockholders owning less than 2,000 shares of One American stock will receive $34.00 for each share that they own. After the merger, One American intends to "go private" and end its reporting obligations with the SEC.

Q:     WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A:     All holders of our common stock and other interested persons may attend the Special Meeting in person. However, only holders of our common stock of record as of October 16, 2002 may cast their votes in person or by proxy at the Special Meeting.

Q:     WHAT IS THE VOTE REQUIRED?

A:     The vote required for the proposal is as follows:

THE MERGER AGREEMENT. The proposal to approve the merger agreement must receive the affirmative vote of the holders of at least two-thirds (2/3) of the shares of One American common stock present in person or by proxy at the Special Meeting and entitled to vote. If you do not vote your shares or if you abstain from voting on this matter, your shares will not be included in the determination of the voting power present at the Special Meeting. If you do not instruct your broker on how to vote on this proposal, your shares will not be included in the determination of the voting power present at the Special Meeting.

Q:     WHO IS SOLICITING MY PROXY?

A:     The Board of Directors of One American.

Q:     WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS REGARDING THE PROPOSALS?

A:     Our Board of Directors has determined that the merger is advisable and in the best interests of One American and its stockholders. Our Board of Directors has, therefore, unanimously approved the merger agreement and recommends that you vote "FOR" approval of this matter at the Special Meeting.

Q:     WHAT DO I NEED TO DO NOW?

A:     Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the Special Meeting.

Q:     IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:     Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:     CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:     WHAT IF I DON'T SEND BACK A PROXY SHEET OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A:     If you don't return your proxy sheet or vote you shares in person at the Special Meeting, each of those shares will be treated as a not present at the Special Meeting and will not be included in the voting power present.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:     No. After the merger is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Q:     WHAT WILL I RECEIVE IN THE MERGER?

A:     If you own fewer than 2,000 shares of One American common stock as of the effective date of the merger, you will receive $34.00 in cash for each share you own. If you own 2,000 or more shares of One American common stock as of the effective date of the merger (and you do not exercise your dissenters' rights as discussed on page __), you will not receive anything in the merger and will continue to hold your shares of One American common stock. The merger agreement has specific provisions regarding the treatment of shares held in street name. Please read the discussion under "PROPOSAL ONE - The Merger Agreement - Conversion of Shares in the Merger" for a description of these provisions as well as the terms of the merger agreement generally.

Q:     WHAT IF I HOLD SHARES IN STREET NAME?

A:     Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to One American that the total number of shares you hold (whether of record or in street name) is fewer than 2,000. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under "PROPOSAL ONE - The Merger Agreement - Conversion of Shares in the Merger" for a description of these provisions as well as the terms of the merger agreement generally.

Q:     HOW WILL ONE AMERICAN BE OPERATED AFTER THE MERGER?

A:     After the merger, One American will be a privately-held company. One American expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. The One American Board believes the going-private transaction is consistent with One American's vision of maintaining an independent banking strategy. As a result of the merger, stockholders of One American who receive cash for their shares in the merger will no longer have a continuing interest as stockholders of One American and will not share in any future earnings and growth of One American.

Q:     WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:     We are working toward completing the merger as quickly as possible and we expect the merger to be completed shortly after the Special Meeting.

Q:     WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:     The receipt of cash in the merger will be taxable for federal income tax purposes. Stockholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. To review the material tax consequences in greater detail, please read the discussion under "SPECIAL FACTORS - Certain U.S. Federal Income Tax Consequences."

SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ONE AMERICAN

The following summary historical consolidated financial data for One American for the fiscal years ended December 31, 1999, 2000 and 2001, was derived from the audited consolidated financial statements of One American. The unaudited historical consolidated financial data of One American as of and for the six months ended June 30, 2001 and 2002 was derived from One American's unaudited interim consolidated financial statements which, in the opinion of management of One American, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The income statement data for the six months ended June 30, 2002 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of One American and the notes thereto included in our 2001 Annual Report to Stockholders and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, and the "Selected Historical Financial Data" included elsewhere in this proxy statement.

	YEAR ENDED DECEMBER 31,			SIX MONTHS ENDED JUNE 30,
	1999	2000	2001	2001	2002
(unaudited)
	DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
CONSOLIDATED INCOME STATEMENT DATA:
Total interest income	$23,613	$26,935	$28,544	$14,084	$13,084
Total interest expense	8,958	11,287	11,080	5,933	3,581

Net interest income	14,655	15,648	17,464	8,151	9.503
Income before income taxes	6,728	6,903	8,024	4,124	4,213
Income tax expense	2,159	2,119	2,648	1,380	1,400
Net income	4,569	4,784	5,376	2,744	2,813

PER SHARE INFORMATION:
Basic earnings per share	1.71	1.81	2.06	1.05	1.08
Diluted earnings per share	1.71	1.81	2.06	1.05	1.08
Dividends per share	0.73	0.74	0.77	0.38	0.40
Weighted average common shares outstanding (in thousands)	2,668	2,649	2,615	2,619	2,606

CONSOLIDATED BALANCE SHEET DATA:
				June 30, 2002
Total assets	$343,775	$373,849	$433,578		$420,013
Stockholders' equity	38,966	42,011	44,787		47,252
Tier 1 Capital	38,957	41,099	43,285		44,968

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma consolidated income statement data of One American for the six months ended June 30, 2002 give effect to the merger as if it had occurred on January 1, 2002, and the unaudited pro forma consolidated income statement data for the year ended December 31, 2001, give effect to the merger as if it had occurred on January 1, 2001. The unaudited consolidated balance sheet data of One American at June 30, 2002 gives effect to the merger as if it had occurred on January 1, 2002. You should read the summary unaudited pro forma financial information in conjunction with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. As described in such assumptions, the pro forma financial data assumes that 300,498 shares of One American common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what One American's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by One American in the future.

YEAR ENDED DECEMBER 31, 2001		SIX MONTHS ENDED JUNE 30, 2002
	(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA
Total interest income	$27,923	$12,819
Total interest expense	11,080	3,581
Net interest income	16,843	9,238
Income before income taxes	7,288	3,838
Income tax expense	2,405	1,276
Net income	4,883	2,562

PER SHARE INFORMATION:
Basic earnings per share	2.10	1.11
Diluted earnings per share	2.10	1.11
Dividends per share	.77	.40
Weighted average common shares outstanding	2,322	2,305
BALANCE SHEET DATA:
		JUNE 30
Total assets		$409,549
Stockholders' equity		36,785
Tier 1 capital		34,502

SELECTED PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical per share financial information for One American and unaudited pro forma per share financial information for One American giving effect to the merger as if it had been consummated as of June 30, 2002, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of One American, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statement, including the assumptions and notes thereto, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes and the "Selected Historical Financial Data" included elsewhere in this proxy statement and the consolidated financial statements of One American and the notes thereto included in our 2001 Annual Report to Stockholders and our Quarterly Report on 10-Q for our quarter ended June 30, 2002. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 300,498 shares of One American common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what One American's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by One American in the future.

	AS OF AND FOR THE YEAR ENDED DECEMBER 31,		AS OF AND FOR THE SIX MONTHS ENDED JUNE 30,
	1999	2000	2001	2002
ONE AMERICAN - HISTORICAL
Earnings (loss) per common share from
continuing operations
Basic	$1.71	1.81	2.06	1.08
Diluted	$1.71	1.81	2.06	1.08
Book value per common share	$14.62	15.92	17.17	18.15
Dividends per common share	$0.73	0.74	.077	0.40
ONE AMERICAN - PRO FORMA:
Earnings (loss) per common share from
continuing operations
Basic			2.10	1.11
Diluted			2.10	1.11
Book value per common share			14.77	15.97
Dividends per common share			0.77	0.40
(1)

Historical book value per share is computed by dividing stockholders' equity at December 31, 1999, 2000, 2001, and June 30, 2002, by the number of common shares outstanding at the end of the respective periods excluding any shares held in treasury.

(2)

Pro forma earnings per share from continuing operations is computed by dividing pro forma net income from continuing operations by the historical weighted average shares outstanding for the respective periods minus the 300,498 shares of One American common stock assumed to be cashed out in the merger

(3)

Pro forma book value per share of One American is computed by dividing pro forma stockholders equity at June 30, 2002, by the number of common shares outstanding at the end of the period minus the 300,498 shares of One American common stock assumed to be cashed out in the merger.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

One American's common stock is not listed on any securities exchange. Due to the lack of an active trading market, One American does not have the available information to furnish the high and low sales prices or the bid and ask quotations for its stock. Based on limited inquiries by management, it is believed that the stock of the Company traded at the following amounts:

2000	PRICE	CASH DIVIDENDS DECLARED
First Quarter	$28.00	$0.18
Second Quarter	28.00	0.18
Third Quarter	28.00	0.19
Fourth Quarter	28.00	0.19
2001
First Quarter	$24.50	$0.19
Second Quarter	25.50	0.19
Third Quarter	27.75	0.19
Fourth Quarter	28.25	0.20
2002
First Quarter	$29.75	$0.20
Second Quarter	31.00	0.20

As of October 16, 2002, we had approximately 861 stockholders, including registered holders and beneficial owners of shares held in street name.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

"FORWARD LOOKING STATEMENTS" ARE THOSE STATEMENTS THAT DESCRIBE MANAGEMENT'S BELIEFS AND EXPECTATIONS ABOUT THE FUTURE. WE HAVE IDENTIFIED FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "COULD," "ESTIMATE," "MAY," "EXPECT," AND "INTEND." ALTHOUGH WE BELIEVE THESE EXPECTATIONS ARE REASONABLE, OUR OPERATIONS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED IN THIS PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, THESE TYPES OF STATEMENTS MAY PROVE TO BE INCORRECT. FURTHER, THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, DO NOT APPLY TO THE MERGER.

INTRODUCTION

GENERAL

The accompanying Proxy is solicited by and on behalf of the Board of Directors of One American for use at the Special Meeting of Stockholders to be held on November 18, 2002, at the time and place and for the purposes set forth in the accompanying Notice and at any recess or adjournments thereof. The original solicitation will be made by mail. The total expense of such solicitation will be borne by One American and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of Proxies may be made personally, electronically or by telephone following the original solicitation. All further solicitation will be by regular employees of One American, who will not be additionally compensated therefor.

Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Special Meeting. Proxies may be revoked by delivering to the Secretary of One American, Ms. Gloria A. Kliebert, 2785 Louisiana Highway 20 West, Vacherie, Louisiana 70090, a written notice of revocation bearing a later date than the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy).

All shares entitled to vote represented by a properly executed and unrevoked Proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted FOR the proposal to approve the merger agreement. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof, except that discretionary authority on the part of the Proxies will be limited to matters of which we did not have notice a reasonable time before our mailing of this Proxy Statement and the Proxy. The Proxy Statement and Proxy are being mailed to stockholders on or about October 16, 2002.

ANNUAL REPORT AND QUARTERLY REPORT

One American's Annual Report to Stockholders for the fiscal year ended December 31, 2001, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 are available upon request from One American.

VOTING OF SHARES

Holders of record of common stock of One American at the close of business on October 16, 2002, the record date for those entitled to notice of the meeting, will be entitled to vote at the Special Meeting. The proposal to approve the merger agreement must receive the affirmative vote of at least two-thirds of the shares of One American common stock present or represented by proxy at the meeting and entitled to vote. With respect to any matter other than the approval of the merger agreement, the vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote shall be the act of the stockholders, unless the vote of a different number is required by the Business Corporation Law of Louisiana or the Articles of Incorporation of One American. As of the record date, there were 2,603,493 issued and outstanding shares of common stock held of record by 861 stockholders.

As of October 16, 2002, the officers, directors and principal stockholders of One American beneficially owned a total of approximately 18.6% of the outstanding common stock of One American. The officers and directors of One American together beneficially own approximately 18.6% of the outstanding common stock of One American. Each share of common stock is entitled to one vote on the matters presented at the meeting. The officers and directors of One American have indicated that their respective shares will be voted in favor of approval of the merger agreement. No other stockholders have disclosed to One American how they intend to vote on these matters.

QUORUM

A quorum for the transaction of business at the Special Meeting consists of holders of a majority of the outstanding shares of One American's common stock, present in person or by proxy. In the event that less than a majority of the outstanding shares are present at the Special Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Special Meeting from time to time without further notice, until a quorum shall be present or represented. The Proxies will not use their discretionary authority to adjourn or postpone the Special Meeting in order to solicit additional proxies.

Abstentions and broker non-votes (shares held by broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum at the Special Meeting. For all other matters, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters.

PROXIES

Stockholders may vote at any meeting of the stockholders by proxies duly authorized in writing. Proxies with rubber stamped facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a photographic, photo-static, facsimile or similar reproduction of an executed proxy from the stockholder. Proxies meeting these requirements submitted at any time prior to the votes being taken during the Special Meeting will be accepted.

SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL

Of One American's approximately 861 current record stockholders, approximately 631 hold fewer than 2,000 shares. Collectively, the approximately 631 record holders holding fewer than 2,000 shares (approximately 73.3% of all record holders) own an aggregate of approximately 300,498 shares, representing approximately 11.5% of One American's outstanding shares. The Board and One American's management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of One American's common stock under Section 12 of the Securities Exchange Act is not cost efficient for One American. Additionally, One American believes that there is a very limited market for the shares of One American's common stock and that One American's stockholders derive little benefit from One American's status as a publicly-reporting corporation.

In making this determination, the Board of Directors considered other means of achieving the same result but rejected these alternatives because the Board believed that the Merger Proposal would be simpler and less costly. These alternatives were:

o     A TENDER OFFER AT A SIMILAR PRICE PER SHARE. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reducing recurring costs. The Board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

o     A REVERSE STOCK SPLIT. This alternative would accomplish the objective of reducing the number of record stockholders, assuming approval of the reverse stock split by One American's stockholders. In a reverse stock split, One American would acquire the interests of the cashed-out stockholders pursuant to an amendment to One American's Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out stockholders would own less than one full share of One American common stock. One American would then distribute cash for the resulting fractional share interests. Since the reverse stock split and the merger would both achieve the same objective of reducing the number of record stockholders, the Board chose the merger as the superior method as it would ensure that the cashed-out stockholders would receive dissenters' rights under the Business Corporation Law of Louisiana if less than eighty percent (80%) of the stockholders approve the merger. Dissenters' rights would not be available under the Business Corporation Law of Louisiana to the cashed-out stockholders in a reverse stock split.

The Merger Proposal is being made at this time because the sooner the proposal can be implemented, the sooner One American will cease to incur the expenses and burdens and the sooner stockholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

After consideration of the various alternatives described above, the Board determined that the Merger Proposal was the best choice for the stockholders and One American. Significantly, One American estimates that following the proposed merger approximately 230 stockholders of record will remain, comfortably below the maximum of 300 stockholders of record necessary to de-register from the Exchange Act.

On January 20, 1998, the Board held a meeting with legal counsel to review and evaluate long-range planning alternatives for One American, including, among other matters, a potential stock repurchase transaction (which could have, but would not have necessarily, constituted a going-private transaction).

On May 14, 1998, the Board approved a voluntary stock buy back program. This program, which ended on August 21, 1998, resulted in the repurchase of 22,466 shares of stock at a price of $25.00 per share.

On August 30, 2000, the Board held a meeting with legal counsel to review a going-private transaction generally. One American's legal counsel reviewed with the Board various alternative means of effecting such a transaction as well as the Board's fiduciary duties in connection with the transaction. One American's legal counsel also discussed with the Board various other corporate and securities law matters applicable to the transaction. After consideration of these various matters, the Board determined that, if it were to go forward with a going-private transaction, it would most likely be in the form of a merger transaction. The Board determined that it and management should continue to analyze the proposed transaction.

     On November 9, 2000, the Board held a meeting and decided not to pursue the potential going private transaction at that time. Although the Board understood the cost benefits of going private, the Directors were not able to reach a consensus on the potential going private transaction and requested that further study, including consideration of other options, be conducted. Members of the Board of Directors were particularly concerned that a going private transaction would result in freezing out many of One American's longstanding stockholders. Therefore, the Board decided to defer taking action on the going private transaction and spend additional time looking at other options in order to make the best possible financial decision for One American. As a result, the Board decided not to pursue the potential going private transaction at that time.

     On October 25, 2001, the Board of Directors appointed the Strategic Business Plan Committee to look into various options regarding a potential stock repurchase program or listing the common stock of the Company on a stock exchange.

     On December 28, 2001, a committee of Directors met to discuss various options regarding the potential stock repurchase program or listing the stock on a stock exchange. As a result of this meeting, the committee of Directors drafted a report to be presented to the Strategic Business Plan Committee. The Committee's report discussed One American's proposed options: listing on the stock exchange, engaging in a stock repurchase plan, engaging in a going private transaction or doing nothing. The Committee determined the following with regard to each option:

     Listing on exchange. Although the committee believed that listing One American's stock on a stock exchange would provide some liquidity and would help to determine a true market value for One American's stock, the Committee thought that the negatives outweighed these positives. The Committee noted that the negatives of such a listing would include increased compliance costs (including listing costs, internal costs and accounting fees), a loss of knowing the identity of the Company's stockholders, receiving additional scrutiny from analysts and the market at large as well as regulatory concerns. Listing on an exchange provides no assurance of additional liquidity of the stock.

     Stock repurchase plan. The committee believed that the stock repurchase plan would provide liquidity to the stockholders, reduce the number of shares that the Company had outstanding as well as allow One American to remain a community bank holding company. However, the stock repurchase plan would reduce the Company's capital without substantially reducing its costs since One American would still be forced to comply with the SEC's regulations for reporting companies.

     Going private. The Committee determined that the positive aspects of going private included eliminating SEC reporting and reducing the number of stockholders thereby reducing One American's costs for securities compliance and mailings to stockholders. Additionally, a going private transaction would provide liquidity to a large number of its stockholders with no brokerage fees. Finally, such a transaction could be structured so that small stockholders could cash out at a control premium. The negative to the going private transaction would be that the stockholders could have a negative perception of One American as a result of the transaction and that such a large number of shares being bought at one time could drive down the price of One American's stock.

     Do nothing. The Committee determined that the positives to doing nothing were that there would remain some limited liquidity in One American's stock and One American would continue to know its mostly local stockholders. Additionally, One American would continue to operate as a community bank holding company. The negatives to doing nothing were that the stockholders still would be unable to trade their stock freely and One American would remain responsible for ever increasing securities compliance costs, especially in light of recent legislation and expected regulation. This would result in a reduction in the cash flow of One American.

     On January 24, 2002, the Strategic Business Plan Committee discussed the committee of Directors' report regarding whether the Company should engage in a potential stock repurchase program, list its stock on a stock exchange, go private, or "do nothing" to provide potential value to the stockholders. After reviewing the report, the Strategic Business Plan Committee determined that the Company should bring in its legal counsel for further consultation on this matter.

On April 30, 2002, the Board of Directors held a meeting with legal counsel to review and evaluate a potential stock repurchase transaction for the purpose of going private. The Board had determined that due to its relatively small shareholder base and the lack of liquidity in its stock, it would not be beneficial for One American to be listed on a stock exchange. The Board also determined that a voluntary stock repurchase program, though providing liquidity, would not help the Company in reducing its compliance costs. Additionally, the Board noted that of One American's approximately 861 stockholders, approximately 631 of them held fewer than 2,000 shares. Therefore One American could reduce the number of its stockholders to under 300 by eliminating only approximately 11.5% of its outstanding shares. The Board approved the going private transaction and engaged Southard Financial to provide a valuation and opinion of

One American's common stock as of April 30, 2002 and a fairness opinion.

On June 13, 2002, Southard Financial delivered to the Board its written valuation of One American's common stock as of April 30, 2002. The Board reviewed the basis for and the methodology used in deriving its valuation. Southard Financial determined that the fair value of each share of One American common stock would be based on a controlling interest of One American. Southard Financial's valuation indicated that as of April 30, 2002, the fair value of One American's common stock was $33.00 per share on a controlling interest basis.

On August 19, 2002, Southard Financial delivered to the Board an updated written valuation of One American's common stock as of July 31, 2002. Southard Financial's valuation indicated that, as of July 31, 2002, the fair value of One American's common stock was $33.00 per share on a controlling interest basis. After reviewing the Southard Financial valuation and discussing financial information with management, the Board determined that the going private transaction should be effected at a price of $34.00 per share. In determining such amount, the Board considered, among other things, the valuation of Southard Financial, the fact that Southard Financial would provide a fairness opinion, management's presentation regarding the historical and pro forma financial information and the timing of the proposed transaction, which the Board concluded would most likely be consummated in One American's fourth quarter of 2002. The Board also directed One American's management to continue working with One American's legal counsel to prepare the necessary legal documentation in connection with the merger.

The directors unanimously determined, after giving careful consideration to a number of factors, that the merger agreement and the merger were fair to, and in the best interests of, One American and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously approved the merger agreement and the merger. Subsequently, the whole Board, acting by unanimous written consent, reaffirmed its determination that the merger agreement and the merger were fair to, and in the best interests of, One American and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously approved the merger agreement and the merger.

On September 20, 2002, the Company and Merger Corp. entered into the merger agreement.

THE EFFECTS OF THE MERGER

EFFECTS ON ONE AMERICAN. The merger will have various effects on One American, as described below.

REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. One American believes that the merger will reduce the number of record stockholders from approximately 861 to approximately 230. Accordingly, the number of outstanding shares of common stock will decrease from 2,603,493 to approximately 2,302,995.

TRANSFER OF BOOK VALUE. Because (i) the price to be paid to holders of fewer than 2,000 shares of common stock will be $34.00 per share, (ii) the number of shares of common stock expected to be cashed out as a result of the merger is estimated to be approximately 300,498, (iii) the total cost to One American (including expenses) of effecting the merger is expected to be approximately $10,331,515, and (iv) at June 30, 2002, aggregate stockholders' equity in One American was approximately $47,252,000, or $18.15 per share, One American expects that, as a result of the merger:

o     aggregate stockholders' equity of One American as of June 30, 2002, will be reduced from approximately $47,252,000 on a historical basis to approximately $36,785,000 on a pro forma basis;

o     the book value per share of common stock as of June 30, 2002, will be reduced from approximately $18.15 per share on a historical basis to approximately $15.97 per share on a pro forma basis;

o     net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.06 on a historical basis to $2.10 on a pro forma basis; and

o     net income per share of common stock (including non-recurring income and expenses) for the quarter ended June 30, 2002, will increase from $1.08 on a historical basis to $1.11 on a pro forma basis.

DECREASE IN CAPITAL. As a result of the merger, One American's capital will be greatly reduced, although One American anticipates that it will remain "well capitalized" for bank regulatory purposes. For instance, One American's Tier 1 capital as of June 30, 2002, will decrease from $44,968,000 on a historical basis to $34,502,000 on a pro forma basis.

TERMINATION OF EXCHANGE ACT REGISTRATION. The common stock is currently registered under the Exchange Act. Such registration may be terminated by One American if the common stock is no longer held by 300 or more stockholders of record. Termination of registration of the common stock under the Exchange Act would substantially reduce the information required to be furnished by One American to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, proxy statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, no longer applicable to One American. Accordingly, One American estimates it will eliminate costs and expenses associated with continuance of the Exchange Act registration, which One American estimates to be approximately $87,100 on an annual basis. One American intends to apply for such termination as soon as practicable following completion of the merger.

With respect to the executive officers and directors of One American, in the event the registration of the common stock is terminated under the Exchange Act:

o     executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, and

o     executive officers and directors of One American may be deprived of the ability to dispose of shares of One American common stock pursuant to Rule 144 under the Securities Act of 1933.

EFFECT ON MARKET FOR SHARES. One American's common stock is currently not traded on any securities exchange. Therefore, there likely will be a decrease in the market for One American shares as a result of the decrease in the number of outstanding shares and the decrease in the number of stockholders.

FINANCIAL EFFECTS OF THE MERGER; FINANCING OF THE MERGER. One American expects that the merger and the use of approximately $10,331,515 cash to complete the merger, which includes approximately $114,583 in professional fees and other expenses related to the transaction, will not have any material adverse effect on One American's capital adequacy, liquidity, results of operations or cash flow. Because One American does not currently know the actual number of shares which will be cashed out in the merger, One American does not know the total amount of cash to be paid to stockholders by One American in the merger, but One American estimates it to be approximately $10,216,932. You should read the discussion under "PROPOSAL ONE--Fees and Expenses" for a description of the fees and expenses One American expects to incur in connection with the merger.

One American expects to be able to finance the cash amount to be paid to stockholders in the merger out of the working capital of One American.

EFFECTS ON AFFILIATES. As a result of the merger, Merger Corp. will cease to exist. The merger will have various effects on the officers and directors of One American, each of whom may, as a result of his or her position with One American, be deemed to be an affiliate of One American. As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of One American or the beneficial owner of 10% or more of One American's outstanding shares, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder.

INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the merger, One American expects that (a) the percentage of ownership of common stock of One American held by current officers and directors of One American as a group will increase from 18.6% to approximately 21.0%, (b) the collective book value as of June 30, 2002, of the shares of One American common stock held by One American's current officers and directors, as a group, will decrease from approximately $8,787,359 on a historical basis to approximately $7,773,875 on a pro forma basis, and (c) the collective pro rata interest of One American's current officers and directors, as a group, in the net income of One American for the year ended December 31, 2001, will increase from approximately $0.38 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $0.44 per share on a pro forma basis (based on the number of shares One American anticipates such officers and directors to beneficially own immediately after the merger). For a description of the assumptions One American used in determining the numbers of shares and related percentages that One American expects to be held by current officers and directors immediately after the merger, please see footnote (2) under "Security Ownership of Certain Beneficial Owners and Management."

NO FURTHER REPORTING OBLIGATIONS UNDER THE EXCHANGE ACT. After the merger and the resulting deregistration of One American's shares under the Exchange Act, the executive officers, directors and other affiliates of One American will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

RULE 144 NOT AVAILABLE. After the merger and the resulting deregistration of One American's shares under the Exchange Act, executive officers and directors of One American may be deprived of the ability to dispose of shares of One American common stock pursuant to Rule 144 under the Securities Act of 1933.

EFFECTS ON AFFILIATES AS STOCKHOLDERS. The merger will have various effects on stockholders who are affiliates of One American, as described below. The effects of the merger to an affiliated stockholder will vary based on whether or not all or any portion of the affiliated stockholder's shares will be cashed out in the merger. The determination of whether or not any particular shares of One American common stock will be cashed out in the merger will be based on whether the holder of those shares holds either fewer than 2,000 shares or 2,000 or more shares. Since an affiliated stockholder may beneficially own shares held by more than one holder of shares, an affiliate may beneficially own both shares that will be cashed out in the merger and shares that will remain outstanding in the merger. As described in footnote (2) under "Security Ownership of Certain Beneficial Owners and Management," One American expects current officers and directors to beneficially own a total of approximately 484,052 shares immediately after the merger compared to 484,152 as of the record date for the Special Meeting.

o     CASHED-OUT AFFILIATED STOCKHOLDERS. Affiliated stockholders owning fewer than 2,000 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

o     receive $34.00 per share in cash;

o     no longer have any equity interest in One American and therefore will not participate in its future potential earnings or growth, if any;

o     other than upon the exercise of stock options that have previously been or may in the future be granted by One American, not be able to re-acquire an equity interest in One American unless they purchase shares from the remaining stockholders, although One American does not anticipate that the remaining stockholders will transfer their shares to third parties;

o     be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

o     REMAINING AFFILIATED STOCKHOLDERS. Potential effects on affiliated stockholders who remain as stockholders if the merger is effected include:

o     DECREASED ACCESS TO INFORMATION. If the merger is effected, One American intends to terminate the registration of its common stock under the Exchange Act. As a result, One American will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

o     DECREASED LIQUIDITY. The liquidity of the shares of common stock held by stockholders will be adversely affected by the merger due to the termination of the registration of the common stock under the Exchange Act.

o     REDUCED CAPITAL. One American's capital will be greatly reduced, including a decrease in One American's Tier 1 capital as of June 30, 2002, from $44,968,000 on a historical basis to $34,502,000 on a pro forma basis.

o     REDUCED BOOK VALUE PER SHARE. The book value per share of common stock as of June 30, 2002, will be reduced from approximately $18.15 per share on a historical basis to approximately $15.97 per share on a pro forma basis.

o     EFFECT ON NET INCOME PER SHARE. Net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.06 on a historical basis to $2.10 on a pro forma basis. Net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2002, will increase from $1.08 on a historical basis to $1.11 on a pro forma basis.

o     DIVIDENDS. One American currently intends to continue to declare and pay cash dividends on its common stock in the foreseeable future. You should read the discussion under "PROPOSAL ONE - Dividend Policies" for more information regarding One American's dividend policies and the effects of the merger on One American's payment of dividends.

EFFECTS ON UNAFFILIATED STOCKHOLDERS. The merger will have various effects on stockholders who are not affiliates of One American, as described below. The effects of the merger to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder's shares will be cashed out in the merger.

o     CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated stockholders owning fewer than 2,000 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

o     receive $34.00 per share in cash;

o     no longer have any equity interest in One American and therefore will not participate in its future potential earnings or growth, if any;

o     not be able to re-acquire an equity interest in One American unless they purchase shares from the remaining stockholders, although One American does not anticipate that the remaining stockholders will transfer their shares to third parties;

o     be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on unaffiliated One American stockholders who remain as stockholders if the merger is effected include:

o     DECREASED ACCESS TO INFORMATION. If the merger is effected, One American intends to terminate the REGISTRATION of its common stock under the Exchange Act. As a result, One American will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

o     DECREASED LIQUIDITY. The liquidity of the shares of common stock held by unaffiliated stockholders will be adversely affected by the merger due to the termination of the registration of the common stock under the Exchange Act and the reduced number of outstanding shares and stockholders.

o     REDUCED CAPITAL. One American's capital will be greatly reduced, including a decrease in One American's Tier 1 capital as of June 30, 2002, from $44,968,000 on a historical basis to $34,502,000 on a pro forma basis.

o     REDUCED BOOK VALUE PER SHARE. The book value per share of common stock as of June 30, 2002, will be reduced from approximately $18.15 per share on a historical basis to approximately $15.97 per share on a pro forma basis.

o     EFFECT ON NET INCOME PER SHARE. Net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.06 on a historical basis to $2.10 on a pro forma basis. Net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2002, will increase from $1.08 on a historical basis to $1.11 on a pro forma basis.

o     DIVIDENDS. One American currently intends to continue to declare and pay cash dividends on its common stock in the foreseeable future. You should read the discussion under "PROPOSAL ONE - Dividend Policies" for more information regarding One American's dividend policies and the effects of the merger on One American's payment of dividends.

o     INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the merger, it is expected that (a) the percentage of ownership of common stock of One American held by current officers and directors of One American as a group will increase from 18.6% to approximately 21.0%, (b) the collective book value as of June 30, 2002, of the shares of One American common stock held by One American's current officers and directors, as a group, will decrease from $8,787,359 on a historical basis to approximately $7,773,875 on a pro forma basis, and (c) the collective pro rata interest of One American's current officers and directors, as a group, in the net income of One American for the year ended December 31, 2001, will increase from approximately $0.38 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $0.44 per share on a pro forma basis (based on the number of shares One American anticipates such officers and directors to beneficially own immediately after the merger). For a description of the assumptions One American used in determining the numbers of shares and related percentages that One American expects to be held by current officers and directors immediately after the merger, please see footnote (2) under "Security Ownership of Certain Beneficial Owners and Management."

ONE AMERICAN CORP.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The following unaudited pro forma consolidated balance sheet as of June 30, 2002 and the unaudited pro forma consolidated income statements for the year ended December 31, 2001, and the six months ended June 30, 2002, give effect to the following:

o     We have assumed that the merger occurred as of June 30, 2002, for purposes of the consolidated balance sheet as of June 30, 2002, and as of January 1, 2001 and January 1, 2002, respectively, with respect to the consolidated income statements for the year ended December 31, 2001, and the six months ended June 30, 2002.

o     We have assumed that a total of 300,498 shares are cashed out in the merger at a price of $34.00 per share for a total of $10,216,932. Additionally, we have assumed that we have incurred or will incur $114,583 in costs and expenses relating to the merger. A portion of such amount was already reflected in our historical financial statements. As a result, the amount of the adjustments made in deriving the pro forma financial statements is less than such amount.

o     We have assumed that the cash required to consummate the merger will be funded through working capital of One American.

o     We have calculated lost income, net of tax effect, on Agency and Mortgage Back Securities at an average rate of 6.08% for the year ended December 31, 2001, and an average rate of 5.19% for the six months ended June 30, 2002.

o     We have not reflected the anticipated annual cost savings, estimated to be approximately $87,100 per year, that we expect as a result of the merger.

The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period. Significant assumptions and adjustments are disclosed in the accompanying notes.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of One American included in our 2001 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter-ended June 30, 2002. These documents may be obtained by contacting One American.

ONE AMERICAN CORP.
PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 2002
	HISTORICAL	ADJUSTMENTS		PRO FORMA
	(DOLLARS IN THOUSANDS)
Cash and cash equivalents	$20,152			$20,152
Investment securities-AFS	131,679	(10,217)	a	121,212
		(250)	b
Loans, net	244,921			244,921
Premises	15,794			15,794
Accrued interest receivable	2,273			2,273
Goodwill and intangibles	926			926
Other assets	4,268			4,268
Total assets	$420,013	($10,467)		$409,546

Deposits:
Demand	$101,684			$101,684
Savings and money markets	127,939			127,939
Time	140,183			140,183
Total deposits	369,806			369,806
Federal funds purchased	0			0
Other borrowings	884			884
Other liabilities	2,071			2,071
Total liabilities	$372,761			$372,761
Common stock	7,500			7,500
Surplus	5,000			5,000
Retained earnings	36,689	(10,467)		26,222
Unrealized gain (loss)	1,358			1,358
Treasury stock	(3,295)			(3,295)
Total stockholders' equity	$47,252	(10,467)		$36,785
Total liabilities and stockholders' equity	$420,013	(10,467)		$409,546
Notes:
(a) Funding from sale of investments.
(b) Reduction in earnings from the sale of investments for the six months ended June 30, 2002, at a yield of 5.19%, net of taxes.

ONE AMERICAN CORP.
PRO FORMA CONSOLIDATED INCOME STATEMENT
YEAR ENDED DECEMBER 31, 2002
	HISTORICAL	ADJUSTMENTS		PRO FORMA
	(DOLLARS IN THOUSANDS)
Interest income:
Loans and lease receivable	$21,944			$21,944
Investments	5,638	(621)	a	5,017
Federal funds sold	703			703
Other	259			259
Total interest income	$28,544			$27,923
Interest expense:
Deposits	11,014			11,014
Federal funds purchased	0			0
Other borrowings	66			66
Total interest expense	$11,080			$11,080
Net interest income	17,464			16,843
Provision for loan and lease losses	825			825
Net interest income after provisions for loan and lease losses	$16,639			$16,018
Non-interest income:
Securities gains (losses)	0			0
Other	4,808			4,808
Total non-interest income	$4,808			$4,808
Non-interest expense:
Salaries and wages	5,953			5,953
Employee benefits	1,036			1,036
Net occupancy expense	1,881			1,881
Furniture and equipment	1,881			1,881
Communication and supplies	461			461
Data processing	341			341
Marketing and advertising	343			343
Professional fees	345	115	c	460
Operation of other real estate, net	(126)			(126)
FDIC insurance assessment	71			71
Amortization of goodwill	72			72
Other	1,213			1,213
Total non-interest expense	$13,423			$13,538
Income before taxes	8,024			7,288
Income tax expense	2,648	(243)	b	2,405
Net income	$5,376			$4,883

Notes:
(a) Reduction in earnings from sale of investments at a yield of 6.08%.
(b) Tax effect of adjustment to earnings.
(c) Legal and professional fees estimated.

ONE AMERICAN CORP.
PRO FORMA CONSOLIDATED INCOME STATEMENT
THREE MONTHS ENDED JUNE 30, 2002
	HISTORICAL	ADJUSTMENTS		PRO FORMA
	(DOLLARS IN THOUSANDS)
Interest income:
Loans and lease receivable	$9,756			$9,756
Investments	3,128	(265)	a	2,863
Federal funds sold	139			139
Other	61			61
Total interest income	$13,084			$12,819
Interest expense:
Deposits	3,553			3,553
Federal funds purchased	0			0
Other borrowings	28			28
Total interest expense	$3,581			$3,581
Net interest income	9,503			9,238
Provision for loan and lease losses	425			425
Net interest income after provisions for loan and lease losses	$9,078			$8,813
Non-interest income:
Securities gains (losses)	0			0
Other	2,123			2,123
Total non-interest income	$2,123			$2,123
Non-interest expense:
Salaries and wages	3,226			3,226
Employee benefits	268			268
Net occupancy expense	994			994
Furniture and equipment	632			632
Communication and supplies	216			216
Data processing	98			98
Marketing and advertising	141			141
Professional fees	194	110	c	304
Operation of other real estate, net	(317)			(317)
FDIC insurance assessment	32			32
Amortization of goodwill	37			37
Other	1,467			1,467
Total non-interest expense	$6,988			$7,098
Income before taxes	4,213			3,838
Income tax expense	1,400	(124)	b	1,276
Net income	$2,813			$2,562

Notes:
(a) Reduction in earnings from sale of investments at a yield of 5.19%.
(b) Tax effect of adjustment to earnings.
(c) Legal and professional fees estimated.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Summarized below are the material federal income tax consequences to One American and its stockholders resulting from the merger. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to stockholders who received One American common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

For federal income tax purposes, it is intended that neither One American nor Merger Corp. will recognize gain or loss for federal or state income tax purposes as a result of the merger.

STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO ARE NOT CASHED OUT IN THE MERGER:

If you (1) continue to hold One American common stock immediately after the merger, and (2) you receive no cash as a result of the merger, you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your One American common stock as you had in such stock immediately prior to the merger.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO BOTH RECEIVE CASH AND ARE CONSIDERED TO CONTINUE TO OWN ONE AMERICAN COMMON STOCK AFTER THE MERGER FOR FEDERAL INCOME TAX PURPOSES:

In some instances you may be entitled to receive cash in the merger for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the merger. As a result, in some instances the shares you hold in one capacity might be cashed out in the merger while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the merger and to continue to hold shares after the merger.

If you both receive cash as a result of the merger and are considered to continue to hold One American common stock immediately after the merger for Federal Income Tax purposes, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of One American common stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the merger. In determining whether you continue to hold stock immediately after the merger, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of One American common stock held immediately after the merger will be equal to your aggregate adjusted tax basis in your shares of One American common stock held immediately prior to the merger, increased by any gain recognized in the merger, and decreased by the amount of cash received in the merger.

Any gain recognized in the merger will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code, or (2) is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Internal Revenue Code. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of One American's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. If you or, a person or entity related to you, continues to hold One American common stock immediately after the merger you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

FEDERAL INCOME TAX CONSEQUENCES TO CASHED-OUT STOCKHOLDERS WHO DO NOT CONTINUE TO OWN ONE AMERICAN COMMON STOCK AFTER THE MERGER:

If you receive cash as a result of the merger but do not continue to hold One American common stock immediately after the merger, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold One American common stock immediately after the merger, as explained below.

If you (1) receive cash in exchange for One American common stock as a result of the merger but do not continue to hold One American common stock immediately after the merger, and (2) you are not related to any person or entity which holds One American common stock immediately after the merger, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold One American common stock immediately after the merger (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for One American common stock to be treated first as ordinary dividend income to the extent of your ratable share of One American's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold One American common stock immediately after the merger, a waiver of the family attribution rules is available under Section 302(c)(2) of the Internal Revenue Code which will allow the transaction to be treated as a sale. The waiver is permitted if the stockholder (1) retains no interest in One American after the redemption (including any proprietary interest as well as interest as officer, director or employee of One American), other than an interest as a creditor; (2) does not acquire any such interest (other than stock acquired by bequest or inheritance) within ten (10) years from the date of the distribution; and (3) agrees to notify the Internal Revenue Service of the acquisition of any such interest within the ten (10) year period. There are additional restrictions that apply to such waiver.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

CAPITAL GAIN AND LOSS:

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

BACKUP WITHHOLDING:

Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective date of the merger. Failure to provide such information may result in backup withholding.

AS EXPLAINED ABOVE, THE AMOUNTS PAID TO YOU AS A RESULT OF THE MERGER MAY RESULT IN DIVIDEND INCOME, CAPITAL GAIN INCOME, OR SOME COMBINATION OF DIVIDEND AND CAPITAL GAIN INCOME TO YOU DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER PROPOSAL

The Board believes that the Merger Proposal, taken as a whole, is fair to, and in the best interests of, One American and its stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares of common stock after the merger. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the stockholders vote for approval and adoption of the Merger Proposal as described above. Each member of the Board and each officer of One American who owns shares of common stock has advised One American that he intends to vote his shares in favor of the Merger Proposal. As of October 16, 2002, the directors and officers of One American beneficially owned a total of 484,152 shares of One American stock, or approximately 18.6% of the total shares entitled to vote at the Special Meeting. No other stockholders have disclosed to One American how they intend to vote on the Merger Proposal.

The Board has retained for itself the absolute authority to reject (and not implement) the Merger Proposal (even after approval thereof by stockholders) if it determines subsequently that the Merger Proposal is not then in the best interests of One American and its stockholders. The Board unanimously approved the Merger Proposal.

The Board considered a number of factors in determining to approve the merger agreement. One American's primary reason for the merger is that after the merger One American's shares will no longer be registered under the Exchange Act. The Board considered the views of management relating to cost savings to be achieved by terminating the registration of the common stock under the Exchange Act. One American's management determined that cost savings of approximately $87,100 per year could be achieved if One American terminated the registration of its shares under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Exchange Act. Similarly, the Board also considered the decrease in the expense and burden of dealing with One American's high number of stockholders holding small positions in One American's stock that would result from the merger. The Board also considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of stockholders to buy and sell shares. However, the Board determined that, even as a publicly-traded corporation, there is a very limited market for the shares of One American's common stock, especially for sales of large blocks of such shares, and that One American's stockholders derive little benefit from One American's status as a publicly-held corporation. The Board determined that the cost savings and reduced burden on management to be achieved by terminating registration of the common stock under the Exchange Act outweighed any potential detriment from terminating such registration.

The Board considered several alternative transactions to accomplish the proposed going-private transaction but ultimately approved the Merger Proposal. Please read the discussion under "--Background of the Merger Proposal" for a description of these alternatives considered by the Board.

The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Merger Proposal to our stockholders, including both affiliated and unaffiliated stockholders. The Board also engaged the services of a financial adviser to provide a valuation of One American's stock based on a control premium as well as to render a fairness opinion regarding the transaction.The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

o     HISTORICAL MARKET PRICES OF ONE AMERICAN'S COMMON STOCK. One American's common stock is not traded on any stock exchange. The Board reviewed sales prices for the common stock from January 1, 2001 to June 30, 2002, which ranged from $24.50 to $31.00 per share. You should read the discussion under "SUMMARY FINANCIAL INFORMATION--Per Share Market Price and Dividend Information" for more information about our stock prices.

o     NET BOOK VALUE. As of June 30, 2002, the book value per share of outstanding common stock was approximately $18.15. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to cashed-out stockholders in the merger, the Board determined that it was not directly relevant. However, the Board noted that the per share cash price of $34.00 payable in the merger reflected a multiple of 1.87X One American's June 30, 2002, book value per share.

o     CONTROL VALUE. In determining the cash amount to be paid to cashed-out stockholders in the merger, the Board valued One American's shares on the basis of a control premium. Also, the Board did not consider the amount per share that might be realized in a sale of 100% of the stock of One American, as the Board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of One American. In determining the control value of One American's shares, the Board adopted the analyses and conclusions of its financial advisors, which are described under "--Valuation and Opinions of Financial Advisors."

o     EARNINGS. The Board reviewed the earnings of One American for the previous three fiscal years and for the first two quarters of 2002. For the three years ended December 31, 1999, 2000 and 2001, One American reported net income of $4,569,000, $4,784,000 and $5,376,000, respectively. For the six months ended June 30, 2002, One American reported net income of $2,813,000. The Board noted that the per share cash price of $34.00 payable in the merger reflected a multiple of 16.5x One American's 2001 earnings per share and a multiple of 16.3x One American's trailing four quarters earnings for the period ended June 30, 2002. On a national basis, for the first two quarters of 2002, the average earnings multiple paid in control transactions was 20.3x trailing four quarter earnings.While the multiples paid by One American are below the multiples for selected control transactions reported in the first half of 2002, after adjusting for low performing banks and certain non-recurring gains, these multiples were deemed to be fair.

      The Board reviewed the information provided by the financial advisor regarding the multiples for public bank stocks in neighboring states as well as in the state of Louisiana. For example, in the State of Louisiana, the average price earnings ratio for publicly traded banks and bank holding companies with a market capitalization of under $2 billion was 14.2x trailing four quarters earnings. For similar institutions in the state of Mississippi, the price earnings ratio was 15.4x trailing four quarters earnings. In Arkansas, the one publicly traded bank or bank holding company with a market capitalization of under $2 billion traded at a multiple of 17.82x trailing four quarters earnings. Although the price paid by One American in the transaction reflected as a multiple of earnings is less than the average national price paid in control transactions as a multiple of earnings, the price in the reorganization transaction as a multiple of earnings is above or is comparable to the earnings multiple of publicly traded bank holding companies in Louisiana and its surrounding states. In reviewing these ratios, the Board of Directors determined that paying stockholders 16.3x One American's trailing four quarters earnings was fair from an earnings standpoint.

o     INDEPENDENT VALUATION. The Board engaged Southard Financial to render a valuation of One American's common stock. Southard Financial's valuation indicated that as of July 31, 2002, the cash fair value of One American's common stock was $33.00 per share, on a controlling interest basis. The Board elected to pay stockholders $34.00 per share, an amount in excess of the fair value determined by Southard Financial.

o     OPINION OF FINANCIAL ADVISOR. The Board considered the opinion of Southard Financial rendered to the Board on August 19, 2002 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration of $34.00 per share to be paid in the merger is fair, from a financial point of view, to One American's stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares after the merger. The Board also reviewed and considered the financial analyses presented to the Board in connection with such opinion and adopted the financial advisor's conclusions and analyses as its own. You should read the discussion under "--Valuation and Opinions of Financial Advisor" for more information relating to this opinion and the related financial analyses.

o     OPPORTUNITY TO LIQUIDATE SHARES OF COMMON STOCK. The Board considered the opportunity the Merger Proposal presents for stockholders owning fewer than 2,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of One American's common stock.

In connection with its deliberations, the Board did not consider, and did not request that its financial advisor evaluate, One American's liquidation value. The Board did not view One American's liquidation value to be a relevant measure of valuation, given that the merger consideration significantly exceeded the book value per share of One American, and it was the Board's view that One American is far more valuable as a going concern than its net book value per share of $18.15 as of June 30, 2002. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, One American can give no assurance that the liquidation value would not produce a higher valuation of One American than its value as a going concern.

Since January 1, 2000, One American has repurchased 62,482 shares of its common stock at prices ranging from $24.50 to $31.00.

No firm offers, other than in conjunction with the merger, of which the Board is aware have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of One American into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of One American, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of One American.

After consideration of all this information, the Board determined that a fair price to be paid cashed-out stockholders in the merger is $34.00.

The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement would usurp the power of the holders of at least two-thirds of One American's voting power represented at the meeting to consider and approve the merger agreement as provided under Louisiana law, One American's charter documents and the terms of the merger agreement. The Board also considered such a provision unnecessary in light of the right of stockholders, whether affiliated or unaffiliated, to dissent from the merger. No independent committee of the Board has reviewed the fairness of the Merger Proposal. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Merger Proposal was retained by One American or by a majority of directors who are not employees of One American. One American has not made any provision in connection with the merger to grant unaffiliated stockholders access to One American's corporate files or to obtain counsel or appraisal services at One American's expense. With respect to unaffiliated stockholders' access to One American's corporate files, the Board determined that this proxy statement, together with One American's other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Merger Proposal. The Board also considered the fact that under Louisiana corporate law, and subject to certain conditions set forth under Louisiana law, stockholders have the right to review One American's relevant books and records of account. As for obtaining counsel or appraisal services for unaffiliated stockholders at One American's expense, the Board did not consider these necessary or customary. One American expects the Merger Proposal to result in the cash out of approximately 300,498 shares of common stock, for a total purchase price approximating $10,216,932, excluding related costs and expenses estimated at approximately $114,583. After consideration of the factors described above, the Board believes that the transaction is fair notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative. The Board believes that the transaction is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of One American, approved the Merger Proposal.

MERGER CORP.'S DETERMINATION OF FAIRNESS OF THE MERGER PROPOSAL

Merger Corp. and its Board of Directors believe that the Merger is fair to, and in the best interests of, each of One American's stockholders, including unaffiliated stockholders and both stockholders who will receive cash in the merger and those who will retain their shares of common stock after the merger. In reaching this conclusion, Merger Corp. relied upon the factors considered by and the analysis and conclusions of the Board of Directors of One American as well as the analysis and conclusions of One American's financial advisor, Southard Financial, and Merger Corp. adopts such analysis as its own. See "Special Factors - Recommendation of the Board of Directors; Fairness of the Merger Proposal." The merger agreement has been approved by Merger Corp.'s Board of Directors.

CONDUCT OF ONE AMERICAN'S BUSINESS AFTER THE MERGER

One American expects to fund the merger through One American's working capital. As a result, One American's net stockholder equity will decline by approximately $10,216,932. The lost earnings that would have otherwise been recognized on the working capital utilized in the merger (estimated to be approximately $416,070 annually), will have a negative impact on the net income of One American. Otherwise, One American expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the merger is not anticipated to have any effect upon the conduct of such business. The One American Board believes the going-private transaction is consistent with One American's vision of maintaining an independent banking strategy. If the merger is consummated, persons owning fewer than 2,000 shares at the effective time of the merger will no longer have any equity interest in, and will not be stockholders of, One American and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of One American common stock will have the right to receive $34.00 per share in cash, without interest.

If the Merger Proposal is effected, One American believes that, based on One American's stockholder records, approximately 230 stockholders of record will remain. In addition, individuals who are currently members of the Board of Directors and of management of One American now owning approximately 18.6% of the common stock will own approximately 21.0% of the common stock after the merger. See "Security Ownership of Certain Beneficial Owners and Management."

One American plans, as a result of the merger, to become a privately-held company. One American will terminate the registration of its common stock under the Exchange Act after the merger. Because the common stock will no longer be registered under the Exchange Act, One American will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and stockholders owning more than 10% of the common stock will be relieved of certain obligations under the Exchange Act. You should read the discussion under "--The Effects of the Merger " for more discussion regarding the effects of One American terminating the registration of its shares under the Exchange Act. One American estimates that termination of the registration of the common stock under the Exchange Act will save One American approximately $87,100 per year in legal, accounting and other expenses.

As stated throughout this Proxy Statement, One American believes that there are significant advantages to it in effecting the Merger Proposal and "going private" and One American plans to avail itself of any opportunities it may hereafter have as a private company, including, but not limited to, making itself a more viable candidate with respect to and entering into a merger or acquisition transaction, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management currently in negotiations with respect to any such transaction, there is always a possibility that One American may enter into such an arrangement or transaction in the future and the remaining stockholders of One American may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out stockholders in the merger.

Other than as described in this Proxy Statement, neither One American nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

VALUATION AND OPINION OF FINANCIAL ADVISOR

One American engaged Southard Financial ("Southard") to act as its financial advisor in connection with the merger. On June 13, 2002, Southard rendered to the One American Board of Directors its written cash fair valuation, dated June 13, 2002, of One American's common stock as of April 30, 2002 (the "Initial Valuation"). Southard's Initial Valuation indicated that as of April 30, 2002, the cash fair value of One American's common stock was $33.00 per share, on a controlling interest basis.

     Subsequent to the issuance of the Initial Valuation, Southard was asked to update its Initial Valuation to reflect second quarter financial data for One American and second quarter pricing data for the bank stock market. On August 19, 2002, Southard rendered to the Board its updated written fair valuation, dated August 19, 2002, of One American's common stock as of July 31, 2002 (the "Valuation"). Southard's Valuation indicated that as of July 31, 2002, the cash fair value of One American's common stock was unchanged at $33.00 per share, on a controlling interest basis.

On August 19, 2002, Southard rendered to the Board its written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the cash consideration to be paid to cashed-out stockholders in the merger is fair, from a financial point of view, to the stockholders of One American, including both stockholders who will receive cash in the merger and those who will remain stockholders after the merger. No limitations were imposed by the Board upon Southard with respect to the investigations made or the procedures followed by them in rendering their opinions.

The full text of the written opinion of Southard dated August 19, 2002, which set forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B hereto and is incorporated herein by reference. Southard's opinion is directed to the Board, addresses only the fairness of the cash consideration to be paid in the merger from a financial point of view, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Southard set forth herein is qualified in its entirety by reference to the full text of such opinion.

In connection with the Valuation and its opinion, Southard reviewed and analyzed certain publicly available financial information and other information concerning One American and certain internal analyses and other information furnished to Southard by One American. Southard also held discussions with members of senior management of One American regarding the business and prospects of One American. In addition, Southard (i) reviewed the reported prices and trading activity for the One American stock and (ii) performed such other studies and analyses and considered such other factors as Southard deemed appropriate.

As described in its opinion, Southard assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with Southard for purposes of their opinion. With respect to the information relating to the prospects of One American, Southard assumed that such information reflected the best currently available judgments and estimates of the management of One American as to the likely future financial performance of One American. Southard did not verify through independent inspection or examination the specific assets or liabilities of One American. Southard did not make nor were they provided with an independent evaluation or appraisal of the assets or liabilities of One American.

The following is a summary of the material analyses and factors considered by Southard in connection with the Valuation in connection with its opinion to the Board dated August 19, 2002:

OPINION OF SOUTHARD FINANCIAL

One American's Board of Directors retained Southard to render its independent determination as to the fair value of the One American common stock for use in connection with the Board's consideration of the proposed going-private transaction. Subsequently, the Board engaged Southard to render a written opinion as to the fairness, from a financial point of view, to all of the stockholders of One American of the cash consideration to be paid to stockholders who will receive cash in connection with the proposed merger. No limitations were imposed by the Board upon Southard with respect to the investigations made or procedures followed in rendering either the Valuation or its fairness opinion.

Southard is a specialized consulting and valuation firm focusing on providing stock valuations to companies and financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based companies and financial institutions. As part of its line of professional services, Southard specializes in rendering valuation opinions of banks and bank holding companies nationwide. One American selected Southard to render the Valuation and to serve as its financial advisor based on Southard's reputation, expertise and familiarity with Louisiana-based financial institutions.

In connection with providing the Valuation, the One American Board provided no specific instructions to Southard, other than to provide the Board with a fair value appraisal of One American stock. With the concurrence of One American and One American's counsel, Southard determined that fair value of the One American stock for the purposes presented would be based on the value of a pro rata share of One American as a going concern and including a control premium and that no minority, marketability or liquidity discounts would be applied. In addition, Southard determined it appropriate, in determining the fair value of the One American stock, to consider all usual and customary approaches to value, including net asset value, investment value and market value.

As described above, in addition to providing the Valuation, One American retained Southard to render its fairness opinion. Southard rendered to the One American Board its written opinion dated August 19, 2002 (the "Southard Opinion"), to the effect that, as of such date and based upon and subject to certain matters stated in the Southard Opinion, the cash consideration to be paid to cashed-out stockholders in the merger is fair, from a financial point of view, to the stockholders of One American, including both the cashed-out stockholders and the stockholders who would not receive cash in the merger. A copy of the Southard Opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Southard, is attached as Annex B to this Proxy Statement. You are urged to read the Southard Opinion in its entirety. A copy of the Valuation and the evaluation prepared by Southard underlying the Valuation and the Southard Opinion is available to be reviewed by any stockholder, or representative designated in writing by any stockholder, at the principal executive offices of One American during normal business hours upon prior written request to One American.

The following summary of the procedures and analyses performed, and assumptions used, by Southard is qualified in its entirety by reference to the text of the Southard Opinion and the Valuation. The Southard Opinion is directed to the One American Board only, is directed only to the financial terms of the merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

In arriving at the Valuation and the Southard Opinion, Southard reviewed and analyzed, among other things, the following: (i) the financial statements of One American and its subsidiaries; (ii) certain other publicly available financial and other information concerning One American and its subsidiaries; (iii) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to Southard's inquiry; (iv) the competitive and economic outlook for One American's trade area; (v) the book value and financial condition of One American and its subsidiaries; (vi) the future earnings and dividend paying capacity of One American and its subsidiaries; (vii) previous sales of One American stock; and (viii) the prevailing market prices for selected banking organizations in Louisiana and the United States. Southard held discussions with senior management of One American concerning One American's past and current operations, financial condition and prospects, as well as the results of recent bank regulatory examinations.

In conducting its review and in arriving at the Valuation and the Southard Opinion, Southard relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Southard did not make or obtain any evaluations or appraisals of the properties of One American, nor did it examine any individual loan credit files. For purposes of the Southard Opinion, Southard assumed that the merger will have the tax, accounting and legal effects described in the Proxy Statement and assumed that the transaction would be consummated on a timely basis in the manner presented by One American and in compliance with applicable laws and regulations.

As more fully discussed below, Southard considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of One American, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for One American and its subsidiaries; and, (ii) the assets and liabilities of One American and its subsidiaries, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. Southard also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Valuation and the Southard Opinion are necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to Southard through such dates.

In connection with rendering the Valuation and the Southard Opinion, Southard performed certain financial analyses, which are summarized below. Southard believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Valuation and the Southard Opinion. The preparation of a valuation or fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Southard made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of One American. Any estimates contained in Southard's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

In order to determine the fairness of the cash consideration to be paid to certain of the One American stockholders pursuant to the merger, and as explained below, Southard utilized the following approaches in its evaluation: net asset value, market value and income value.

ASSET BASED METHOD. Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the corporation's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

In utilizing the asset based approach, Southard adjusted the bank's reported book value at June 30, 2002 to reflect the Bank's earnings and the change in the bank's unrealized gain on available for sale securities in July. As a result of these adjustments, Southard estimated that the book value of One American at July 31, 2002 was $48,122,859.00. Utilizing the asset based approach, Southard valued One American under the asset based method at $29.60 per share as of July 31, 2002.

MARKET VALUE METHOD. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm's-length transaction. The market value method is frequently used to determine the price of a smaller blocks of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. In Southard's view, the relative thinness of the specific market for One American stock being appraised, as well as the fact that fair value was derived on a control basis, resulted in the need to review alternative market value methods for comparative pricing purposes.

The "hypothetical " fair value for the shares on One American using the market value method is based upon a comparison with recent transactions involving the sale of banks and bank holding companies in Louisiana and surrounding states, as well as through out the United States. Specifically, Southard developed a list of reasonably comparable transactions and compared the implied price to book value, price to earnings, and price to assets ratios to those for the proposed transaction price. The analyses indicate that the proposed transaction price is, on balance, comparable to the selected group of comparable transactions.

In using the market value method, Southard reached a valuation of One American of $37.51 per share under the price to earnings method, $31.18 per share under the price to book method, and $30.15 under the guideline price to assets ratio method as of July 31, 2002.

INCOME VALUE. Income value is sometimes referred to as the investment value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Southard determined the net present value of the projected future benefits to shareholders using discount rates ranging between 13% and 16% (within an acceptable range considering the risk-return relationship Southard has observed most investors would demand for an investment of this type (small to medium-sized community banking companies)). The analysis indicated present value per share values consistent with the proposed transaction price.

In utilizing the income value method, Southard took into account the 2002 earnings of One American's subsidiary, First American Bank and Trust ("the Bank"), of $488,498 as of July 31, 2002 as well as the Bank's 2002 change in unrealized gain of $382,361.

Utilizing the income approaches to value One American's stock, Southard determined that the value of One American's Stock as of July 31, 2002 under the synergistic price/earnings method was $35.25 per share and that the value under the discounted future earnings method was $30.30 per share.

After consideration of the market value per share derived from the Market Value approach and the present value per share using the Income Value approach, and applying a myriad of other factors together with its judgment and experience, Southard concluded that the cash consideration of $34.00 per share is fair to the shareholders of One American. Each of the market value and investment value approaches, as discussed above and considered in concert, support the fairness, from the perspective of the cashed-out stockholders, of the cash consideration of $34.00 per share that the cashed-out stockholders are entitled to receive in connection with the merger.

The table below shows the combined value of One American as of July 31, 2002. Southard believes that the weight assigned to each valuation approach properly reflects the relative importance of that approach for the purposes of this valuation opinion.
TABLE 7
ONE AMERICAN CORP.
COMBINED VALUE PER SHARE
As of July 31, 2002
Valuation Methodology	Value/Share	Weight	Product
Asset Based Approach	$29.60	0%	$ 0.00
Market Approach-Guideline P/E Method	37.51	20%	7.50
Market Approach-Guideline P/BV Method	31.18	20%	6.24
Market Approach-Guideline Price/Assets Method	30.15	20%	6.03
Income Approach-Synergistic P/E Method	35.25	20%	7.05
Income Approach-Discounted Future Earnings	30.30	20%	6.06

COMBINED VALUE PER SHARE		100%	$32.88

Based on the analysis presented above, the combined valuation of One American Corp. was $32.88 per share as of July 31, 2002. No discount for lack of marketability is appropriate since the standard of value is a controlling interest basis.

Finally, from the perspective of those stockholders of One American who will remain stockholders of One American after the merger, Southard has concluded, after analysis and conversations with One American senior management, that those stockholders are forecast to experience earnings per share appreciation, but incur equity per share dilution, on an immediate post-merger basis. Specifically, based on the repurchase by One American of 300,498 shares of One American common stock at $34.00 per share, assuming a repurchase date in August 2002, an average pre-tax financing cost (cost of cash) of 6.08%, and a marginal tax rate of approximately 31%, Southard forecast that those stockholders of One American who will remain stockholders of One American after the Merger will experience earnings per share appreciation of $.28, or 12%, in 2003, the first full year of operation after the proposed repurchase. Earnings per share appreciation ranging between 10% and 12% annually is projected thereafter, or near the rate that would be experienced without the repurchase.

Alternatively, Southard projects that such stockholders will experience equity per share dilution of approximately $1.91, or 11%, by year-end 2002 as a result of the transaction. Thereafter, annual equity per share dilution diminishes gradually, until book value per share returns to the pre-transaction level during the third quarter of 2003.

Accordingly, based on all factors that Southard deems relevant and assuming the accuracy and completeness of the information and data provided, Southard concludes that the cash consideration of $34.00 per share that the cashed-out stockholders are entitled to receive in connection with the merger, is fair, from a financial standpoint, to all stockholders of One American, including those stockholders receiving the cash consideration as well as those stockholders of One American who will remain stockholders of One American after the merger.

Prior to its engagement to assist the One American Board and management in connection with their analysis of a potential going-private transaction, Southard had not previously provided valuation or other professional services to One American. Southard has not previously served as a market maker for One American's common stock.

One American paid Southard $6,000 for rendering the Valuation and $7,000 for rendering the Southard Opinion. Additionally, One American paid Southard $1,500 for its consulting services in connection with the transaction. Finally, One American has agreed to pay Southard professional fees of $2,500 for its updated Valuation. One American has also agreed to reimburse Southard for its reasonable out-of-pocket expenses and to indemnify Southard against certain liabilities, including liabilities under the federal securities laws.

YOU ARE ENCOURAGED TO READ THE SOUTHARD OPINION IN ITS ENTIRETY. THE FULL TEXT OF THE SOUTHARD OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based upon information received by One American upon request from the persons concerned, each person known by One American to be the beneficial owner of more than five percent of One American's common stock, each director, named executive officer and all directors and executive officers of One American as a group, owned beneficially as of August __, 2002, the number and percentage of outstanding shares indicated in the following table:

Name and Position	No. of Shares (1)		Percentage of Class (2)	Percentage of Class (Pro Forma) (2)
Frank J. Bourgeois, Director/President and CEO	23,900		0.92%	1.03%
Craig G. Brazan, Director	60,628	(3)	2.33%	2.62%
Michael J. Cazenave, Director	33,035		1.27%	1.43%
Steven G. Cazenave, Director	40,730	(4)	1.56%	1.76%
A. Earle Cefalu, Jr., Director	2,120		0.08%	0.09%
Dean T. Falgoust, Director	65,840	(5) (7)	2.53%	2.85%
Preston L. Falgoust, Director	12,860		0.49%	0.56%
Ronald J. Falgoust, Director/Executive Vice-President	3,220	(7)	0.12%	0.14%
Marcel Graugnard, Jr., Director	42,000		1.61%	1.82%
Ozane J. Gravois III, Director	8,200		0.31%	0.35%
Gloria A. Kliebert, Director/Secretary	24,210		0.93%	1.05%
Anthony J. Nobile, Director	21,310		0.82%	0.92%
Carl J. Poche, M.D., Director	27,760		1.07%	1.20%
Debra Dufresne Vial, Director	3,325		0.13%	0.14%
Albert J. Waguespack, Jr., Director	33,382	(6)	1.28%	1.45%
J. B. Falgoust, Chairman Emeritus	77,282	(7)	2.97%	3.35%
Nolan Falgout, Chief Financial Officer	2,250		0.09%	0.10%
Grant Martin, Senior Vice-President	2,000		0.08%	0.09%
Sal Quartararo, Senior Vice-President	100		0.00%	0.00%
Directors and Executive Officers of the Company as a Group (19 Persons)	484,152		18.60%	20.96%
(1)	Except as otherwise specified, beneficial ownership of common stock is direct and the named beneficial owner has sole voting and investment powers with respect to the shares reflected as owned by it.
(2)

The percentage of class represents the number of shares beneficially owned as a percentage of all outstanding shares of Company stock. The pro forma number represents the number of shares beneficially owned as a percentage of all outstanding shares of Company stock after the completion of the merger.

(3)	Includes 27,634 shares subject to the usufruct of his mother and 3,694 shares held for the benefit of his minor children.
(4)	Includes 40,230 shares held in trusts of which he is a trustee and as to which he has voting power.
(5)	Includes 3,900 shares held for the benefit of his minor children.
(6)	Includes shares in the estate of his father and shares owned by his mother, of whom he has power of attorney
(7)

Under the Change in Bank Control regulations of the Board of Governors of the Federal Reserve System, members of the immediate family of Chairman Emeritus J. B. Falgoust have applied to the Federal Reserve Board of Atlanta for permission to increase their percentage ownership by up to 1.5% of the outstanding stock of One American as a result of the anticipated reduction of the number of shares of One American. The pro forma total ownership of the J. B. Falgoust family will increase from approximately 11.08% up to approximately 12.58%. J. B. Falgoust disclaims beneficial ownership of 211,237 shares of One American owned by his immediate family members, voting power of which is held by adults who are not in his household.

PROPOSAL ONE
APPROVAL OF THE MERGER AGREEMENT

SUMMARY

One American and Merger Corp. entered into the merger agreement on September 20, 2002. A copy of the merger agreement is attached to this proxy statement as Annex A. If the merger agreement is approved by One American's stockholders, stockholders of One American holding less than 2,000 shares of One American stock will receive a cash payment of $34.00 per share (the "Merger Consideration"). The merger agreement requires the approval of the holders of at least two-thirds (2/3) of the shares present or represented by proxy at the Special Meeting and entitled to vote of One American's common stock.

REASONS FOR THE TRANSACTION:

Our primary reason for the merger is that after the merger our shares will no longer be registered under the Securities Exchange Act of 1934. An additional reason for the merger is to decrease the expense and burden of dealing with One American's high number of stockholders holding small positions in One American's stock. One American's board of directors and management are of the view that the recurring expense and burden of maintaining so many small stockholder accounts coupled with the costs associated with maintaining registration of One American's common stock under Section 12 of the Exchange Act is not cost efficient for One American. Finally, One American believes that there is a very limited market for the shares of One American's common stock, especially for sales of large blocks of such shares, and that One American's stockholders derive little benefit from One American's status as a publicly-held corporation.

THE PARTIES:

o     One American is a Louisiana corporation and registered bank holding company.

o     Merger Corp. is a recently-formed Louisiana corporation organized for the sole purpose of the merger. J.B. Falgoust, the Chairman Emeritus of One American, also is the Chairman, President, and a director of Merger Corp. Ronald J. Falgoust is the Secretary and a director of Merger Corp. Merger Corp.'s other director is Frank G. Bourgeois. Mr. Bourgeois also is the President and CEO of One American.

o     The principal executive offices of both One American and Merger Corp. are located at 2785 Louisiana Highway 20 West, Vacherie, Louisiana 70090.

o     The telephone number for both One American and Merger Corp. is (225) 265-2265.

EFFECT ON STOCKHOLDERS:

If approved at the Special Meeting, the merger will affect One American stockholders as follows after completion:
Stockholder as of Effective Time	Net Effect After Merger
Stockholders holding 2,000 or more shares of One American common stock	Shares of common stock will continue to be outstanding and stockholder will receive no cash.

Stockholders holding fewer than 2,000 shares of One American common stock	Shares of common stock will be cashed out at a price of $34.00 per share.

As described below under "--The Merger Agreement--Conversion of Shares in the Merger," the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or "street name". In determining the number of shares held beneficially in street name by any stockholder, One American may, in its discretion, rely on "no objection" lists provided by any nominee holder. Further, after the Effective Time, One American will deliver to each stockholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such stockholder and requiring the stockholder to certify as to the number of shares actually held, whether in registered form or in street name. Letters of transmittal will be delivered to any stockholder who (a) holds of record fewer than 2,000 shares, (b) according to records made available to One American from the nominee holder for any shares held in street name, holds fewer than 2,000 shares in street name or holds shares in street name and with respect to which One American is not provided by the nominee holder the number of shares so held.

In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith is a registered stockholder who holds 1,500 shares of One American stock in her record account at the Effective Time. Ms. Smith holds no other shares.

Ms. Smith's 1,500 shares will be canceled and converted into the right to receive cash in the amount of $34.00 per share. (Note: If Ms. Smith wants to continue her investment in One American, she can buy at least 500 more shares of One American stock (preferably in her record account so as to make it more readily apparent that she holds 2,000 or more shares). Ms. Smith would have to act far enough in advance of the Effective Time so that the purchase is complete and registered on the books of One American before the Effective Time.)

Mr. Brown holds 1,500 shares of One American stock in a brokerage account as of the Effective Time. Mr. Brown holds no other shares.	Mr. Brown's 1,500 shares will be converted into the right to receive cash in an amount equal to $34.00 per share.
Mr. Jones holds 1,200 shares of One American stock in registered form and 1,400 shares in a brokerage account as of the Effective Time. Mr. Jones holds no other shares

If either One American or Mr. Jones can establish to One American's satisfaction that he in fact holds greater than 2,000 shares, Mr. Jones' 2,000 shares will remain outstanding after the merger. Otherwise, One American will presume that all of the shares are held by a holder of
Fewer than 2,000 shares and were therefore canceled in the merger and converted into the right to receive cash in an amount equal to $34.00 per share. However, Mr. Jones would not be entitled to receive any cash for his shares in the merger, because he can not certify to One American that he holds fewer than 2,000 shares as required by the merger agreement. Mr. Jones will be able to rebut the presumption that his shares were cashed out in the merger by certifying in the letter of transmittal sent to him after the Effective Time that he holds greater than 2,000 shares and providing One American such other information as it may request to verify that fact.

REASONS FOR THE MERGER

One American's reason for the merger is to cash-out the equity interests in One American of the approximately 631 record and beneficial holders of common stock that, as of the Effective Time, own fewer than 2,000 shares of common stock at a price determined to be fair by the entire Board of Directors in order (i) to reduce the number of stockholders of record of One American to fewer than 300 persons in order to relieve One American of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act, by deregistering its common stock under the Exchange Act, (ii) to decrease the expense and burden of dealing with One American's high number of stockholders holding small positions in One American's stock and (iii) to permit cashed-out stockholders to receive cash for their shares without having to pay brokerage commissions. See "Special Factors--Background of the Merger Proposal" and "SPECIAL FACTORS --The Effects of the Merger" for a discussion regarding the burden of continued registration of the One American common stock and the intended benefits to One American of the Merger Proposal. If the merger is implemented, the officers and directors of One American (and other holders of 2,000 or more shares) will benefit by an increase in their percentage ownership of One American's common stock, although the net book value of their holdings will decrease.

The merger will provide those stockholders with fewer than 2,000 shares with a cost-effective way to cash out their investments, because One American will pay all transaction costs in connection with the merger. Moreover, One American will benefit from substantial cost savings as a result of the merger, as more fully described below.

The Board believes that the disadvantages of having One American continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, One American is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that One American's status as a public company may offer.

One American incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. One American also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since One American has relatively few executive personnel, these indirect costs can be substantial. One American's direct and indirect costs related to being a public company are estimated to approximate $87,100 annually as follows:
Independent Auditors	$46,500
SEC Counsel	22,680
Printing and Mailing	17,920
Total	$87,100

In light of these disproportionate costs, the Board believes that it is in the best interests of One American and its stockholders as a whole to eliminate the administrative burden and costs associated with being a public company.

Although many of these factors have existed for some time, One American began to consider the merger during calendar year 2000, and based upon an analysis of its options, risks and expenses relating to remaining a public company which is detailed in this Proxy Statement, approved the Merger Proposal. Another reason the Board approved the Merger Proposal is the continued illiquidity of the One American stock. You should read the discussion under "Special Factors--Background of the Merger Proposal" for more information relating to the background of the Merger Proposal and One American's reasons for the Merger Proposal.

The Board has determined that the Merger Proposal is the most expeditious and economical way of liquidating the holdings of stockholders having small share positions and changing One American's status from that of a public company to that of a more closely-held, non-reporting company. You should read the discussion under "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger Proposal" for more information regarding the Board's reasons for the Merger Proposal.

The Merger Proposal, if approved, will have divergent effects depending on whether you hold more, or fewer, than 2,000 shares of One American common stock as of the Effective Time. You should read the discussions under "Special Factors--The Effects of the Merger"; "SPECIAL FACTORS--Recommendation of the Board of Directors; Fairness of the Merger Proposal"; and "Proposal One--Effect of the Merger Proposal on One American Stockholders" for more information regarding the effects of the merger.

The merger is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will likely terminate One American's reporting requirements under Section 12(g) of the Exchange Act. In connection with the Merger Proposal, One American and merger subsidiary have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

EFFECT OF THE MERGER PROPOSAL ON ONE AMERICAN STOCKHOLDERS

STOCKHOLDERS WITH FEWER THAN 2,000 SHARES:

If the Merger Proposal is implemented and you are a cashed-out stockholder (i.e., a stockholder holding fewer than 2,000 shares of One American common stock as of the Effective Time):

o     You will receive cash equal to $34.00 for each share you hold.

o     After the merger, you will have no further interest in One American with respect to your cashed-out shares, and you will no longer be entitled to vote as a stockholder or share in One American's assets, earnings, or profits, if any. Your only right will be to receive cash for these shares.

o     You will not have to pay any service charges or brokerage commissions in connection with the merger.

o     All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

o     You will not receive any interest on cash payments owed to you as a result of the merger.

o     You will receive a transmittal letter from One American as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to surrender your existing certificate(s), if applicable, to One American for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s), if applicable, in accordance with the instructions provided to you by One American, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

NOTE: If you want to continue to hold One American stock after the merger, you may do so by purchasing a sufficient number of shares of One American stock on the open market prior to the Effective Time so that you hold at least 2,000 shares as of the Effective Time.

STOCKHOLDERS WITH 2,000 OR MORE SHARES:

If you hold 2,000 or more shares of One American common stock as of the Effective Time, your shares will remain outstanding after the merger unless you exercise dissenters' rights.

EFFECT OF THE MERGER PROPOSAL ON ONE AMERICAN

The Merger Proposal will affect the public registration of One American's common stock with the SEC under the Exchange Act, as One American intends to apply for such termination as soon as practicable after the merger. You should read the discussion under "SPECIAL FACTORS--The Effects of the Merger--Termination of Exchange Act Registration" for more information regarding the effect of the merger on the registration of One American's shares under the Exchange Act.

The Merger Proposal, if approved and effected, will reduce significantly the number of One American stockholders and the number of outstanding shares. You should read the discussion under "Special Factors--The Effects of the Merger--Reduction in the Number of Stockholders and the Number of Outstanding Shares" for more information regarding the reduction in the number of One American's stockholders that would result from the merger. One American believes that completion of the merger and deregistration of One American's common stock under the Exchange Act will cause the public market for shares of One American common stock to be eliminated.

One American has no current plans to issue shares of its common stock other than pursuant to One American's existing stock option plans, but One American reserves the right to do so at any time and from time to time at such prices and on such terms as One American's Board determines to be in the best interests of One American and its then stockholders. Persons who continue as stockholders following implementation of the Merger Proposal will not have any preemptive or other preferential rights to purchase any of One American's stock that may be issued by One American in the future, unless such rights are specifically granted to the stockholders. One American's articles of incorporation expressly deny preemptive rights.

One American does not know the total number of shares that will be purchased and the total cash to be paid by One

American in the merger. Based on its stockholder records, One American believes that approximately 300,498 shares of common stock will have to be cashed out by One American. The actual amounts will depend on the number of cashed-out stockholders as of the Effective Time, which may vary from the number of such stockholders currently.

EXCHANGE AND PAYMENT PROCEDURES

Soon after the merger becomes effective, One American will mail to each stockholder who appears may be entitled to a cash payment pursuant to the merger a letter of transmittal and instructions explaining how to exchange their stock certificates for cash. Upon surrender to One American of valid share certificates and properly completed letters of transmittal, along with such other documents as One American may reasonably require, cashed-out stockholders will be entitled to receive $34.00 in cash per share. Until surrendered in this manner, each stock certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the merger. No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by One American.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM ONE AMERICAN. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE MERGER IS COMPLETED.

DISSENTERS' AND APPRAISAL RIGHTS

IF THE MERGER IS NOT APPROVED BY MORE THAN 80% OF THE TOTAL VOTING POWER OF ONE AMERICAN, ONE AMERICAN STOCKHOLDERS WILL HAVE THE RIGHT TO DISSENT FROM THE MERGER IN ACCORDANCE WITH SECTION 12:131 OF THE BUSINESS CORPORATION LAW OF LOUISIANA ("SECTION 12:131"). IF THE STATUTORY PROCEDURES ARE COMPLIED WITH AND THE MERGER IS CONSUMMATED, DISSENTING HOLDERS WOULD BE ENTITLED TO RECEIVE CASH EQUAL TO THE "FAIR VALUE" OF THE ONE AMERICAN SHARES HELD BY THEM. YOU SHOULD READ "ANNEX C SECTION 12:131 OF THE BUSINESS CORPORATION LAW OF LOUISIANA," WHICH CONTAINS A COMPLETE COPY OF THESE PROVISIONS. SUCH "FAIR VALUE" IS DETERMINED AS OF THE DAY IMMEDIATELY PRECEDING THE SPECIAL MEETING. ANY JUDICIAL DETERMINATION OF THE FAIR VALUE OF THE SHARES COULD BE BASED UPON CONSIDERATIONS OTHER THAN OR IN ADDITION TO THE CASH CONSIDERATION PAYABLE IN THE MERGER AND THE MARKET VALUE OF THE SHARES, INCLUDING ASSET VALUES, THE INVESTMENT VALUE OF THE ONE AMERICAN SHARES AND ANY OTHER VALUATION CONSIDERATIONS GENERALLY ACCEPTED IN THE INVESTMENT COMMUNITY. THE VALUE SO DETERMINED FOR DISSENTING SHARES COULD BE MORE OR LESS THAN THE CASH CONSIDERATION PAYABLE IN THE MERGER, AND PAYMENT OF SUCH CONSIDERATION WOULD TAKE PLACE SUBSEQUENT TO PAYMENT PURSUANT TO THE MERGER.

Section 12:131 provides that the statutory dissenters' rights remedy provided under Section 12:131 to a stockholder objecting to the merger is the exclusive remedy for the recovery of the value of such stockholder's shares or for money damages to such stockholder with respect to the merger. If One American complies with the requirements of Section 12:131, any stockholder who fails to comply with the requirements of that Article shall not be entitled to bring suit for the recovery of the value of his shares or for money damages to the stockholder with respect to the merger.

The rights of dissenting holders of shares are governed by Section 12:131. The following summary of applicable provisions of Section 12:131 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 12:131 which is included herein as Annex C.

A holder of One American shares as of the record date for the Special Meeting who files a written objection to the merger with One American prior to or at the Special Meeting, who has voted against the merger agreement and who has made a demand for compensation as provided under Section 12:131 is entitled under such provisions, as an alternative to receiving the consideration offered in the merger for his One American shares, to the fair value of his One American shares. The following is a summary of the procedural steps that must be taken if the dissenters' rights are to be validly exercised.

Any stockholder of One American may elect to exercise his right to dissent from the merger by filing with One American, at the address set forth below, prior to or at the Special Meeting, a written objection to the merger, setting out that such stockholder's right to dissent will be exercised if the merger is effected and such stockholder's address for any notice.

If the merger is approved by less than 80% of One American's total voting power and is effected and such stockholder voted against the merger, One American will promptly deliver or mail to such stockholder written notice that the merger has been effected and the stockholder may, within twenty (20) days from the mailing of such notice, make written demand on One American for the payment of fair value of such holder's One American shares.

The fair value of the dissenting shares will be the value thereof as of the day immediately preceding the Special Meeting. The stockholder demand will state the number of shares owned by the dissenting stockholder and the fair value of such shares as estimated by him as well as an address to which the reply of the Corporation may be sent. At the same time, the dissenting stockholder shall deposit in escrow in a chartered bank or trust company located in Saint James Parish, his One American stock certificates, duly endorsed and transferred to One American upon the sole condition that the certificates shall be delivered to One American upon payment of the value of his shares determined in accordance with Section 12:131. With his demand, the dissenting stockholder shall deliver to One American the written acknowledgement of such bank or trust company that it holds his One American stock certificates.

A dissenting stockholder's written objection to the merger and demand for payment must be in addition to and separate from any vote against the merger. Voting against the merger will not constitute the written notice required to be filed by a dissenting One American stockholder. A stockholder voting for the merger or not voting on the merger will be deemed to have waived his dissenters' rights.

Under Section 12:131 holders of record of One American shares are entitled to dissenters' rights as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of One American shares and who wish to exercise dissenters' rights with respect to the merger should consult promptly with the record holders of their shares as to the exercise of such rights. All written objections and demands for payment should be addressed to One American Corp., 2785 Louisiana Highway 20 West, Vacherie, Louisiana 70090, Attention: Gloria A. Kliebert, Secretary. All written objections and demand for payment must be received before the Special Meeting or be delivered at such meeting prior to the vote. Demands for payment must be made as described above.

If One American does not agree to the value demanded by the dissenting stockholder or does not agree that a payment is due, One American shall, within twenty (20) days after the receipt of the dissenting stockholder's demand and acknowledgement, notify the dissenting stockholder in writing of One American's disagreement and shall state in the notice the value which One American will agree to pay to the dissenting stockholder. Otherwise, One American shall be liable for and shall pay to the dissenting stockholder the value demanded by him for his One American stock.

If there is still a disagreement between One American and the dissenting stockholder after compliance by both parties with the provisions listed above, the dissenting stockholders, within sixty (60) days after receipt of notice in writing of One American's disagreement, but not thereafter, may file suit against One American in the District Court of Saint James Parish asking the court to fix and decree the fair cash value of the dissenting stockholder's shares as of the day before the corporate action was taken, and the court shall determine whether any payment is due and, if so, the cash value due and render judgment. Any stockholder entitled to file suit may, within the sixty (60) day period, but not thereafter, intervene as a plaintiff in such suit filed by another dissenting stockholder and recover judgment against the Corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action. The failure of the stockholder to bring suit, or to intervene in such a suit, within sixty (60) days after the receipt of notice of disagreement by One American shall conclusively bind the stockholder to One American's statement of the value of the dissenting stockholder's shares.

When the fair value of the shares has been agreed upon between the stockholder and One American, or when One American has become liable for the value demanded by the dissenting stockholder, or when the dissenting stockholder has become bound to accept the value that One American agrees is due because of the dissenting stockholder's failure to bring suit within sixty (60) days after receipt of notice of One American's disagreement, the action of the stockholder to recover such value must be brought within five (5) years from the date the value was agreed upon or the liability of One American became fixed.

If One American offers to pay the dissenting stockholder an amount in cash deemed by One American to be the fair cash value of the dissenting stockholder's shares, and if the dissenting stockholder brings suit claiming an amount in excess of the amount offered by One American, One American shall deposit in the registry of the court the amount it has offered to the dissenting stockholder, then, if the amount awarded to the dissenting stockholder, exclusive of interest and costs is more than the amount offered and deposited by One American, the cost of the proceeding shall be paid by One American; otherwise, the costs of the proceeding will be paid by the stockholder.

Upon filing a demand for the value of his shares, the dissenting stockholder shall cease to have any of the rights of a stockholder except for the rights accorded by Section 12:131. A demand by a dissenting stockholder may be withdrawn by the stockholder at any time before the corporation gives notice of disagreement. After One American gives notice of disagreement, withdrawal of a dissenter's notice shall require the written consent of One American. If the dissenter's notice is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court determines that the stockholder is not entitled to receive payment for his shares, or the dissenting stockholder otherwise loses his dissenter's rights, the dissenting stockholder shall not have the right to receive payment for his shares and his share certificates shall be returned to him and he shall be reinstated to all of his rights as a stockholder as of the filing of his demand for value, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution.

Any One American stockholder contemplating the exercise of dissenters' rights is urged to review carefully the provisions of Section 12:131 relating to dissenters' rights, which are attached hereto as Annex C.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

We refer you to the information under the heading "Security Ownership of Certain Beneficial Owners and Management" for information regarding our current officers and directors and their stock ownership in One American. As a result of the merger, One American expects that (a) the percentage of ownership of common stock of One American held by current officers and directors of One American as a group will increase from 18.6% to approximately 21.0%, (b) the collective book value as of June 30, 2002, of the shares of One American common stock held by One American's current officers and directors, as a group, will decrease from $8,787,359 on a historical basis to approximately $7,773,875 on a pro forma basis, and (c) the collective pro rata interest of One American's current officers and directors, as a group, in the net income of One American for the year ended December 31, 2001, will increase from approximately $0.38 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $0.44 per share on a pro forma basis (based on the number of shares One American anticipates such officers and directors to beneficially own immediately after the merger). For a description of the assumptions One American used in determining the numbers of shares and related percentages that One American expects to be held by current officers and directors immediately after the merger, please see footnote (2) under "Security Ownership of Certain Beneficial Owners and Management."

FEES AND EXPENSES

One American estimates that merger-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $114,583, assuming the merger is completed. This amount consists of the following estimated fees:
Description	Amount
Advisory fees and expenses	$15,000
Legal fees and expenses	75,000
Accounting fees and expenses	15,000
SEC filing fee	941
Printing, solicitation and mailing costs	3,665
Miscellaneous expenses	4,977
Total	$114,583

REGULATORY REQUIREMENTS

In connection with the merger, One American will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

o     filing of articles of merger with the Secretary of State of the State of Louisiana in accordance with the Business Corporation Law of Louisiana after the approval of the merger agreement by One American's stockholders; and

o     complying with federal and state securities laws, including One American's and Merger Corp.'s filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission.

THE MERGER AGREEMENT

This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this Proxy Statement and related annexes before deciding how to vote at the Special Meeting.

THE MERGER

OAC Merger Corp, formed for the sole purpose of effecting the merger, will be merged with and into One American, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the One American stockholders and the satisfaction of other conditions to the merger.

CONVERSION OF SHARES IN THE MERGER

The merger agreement provides that, at the effective time of the merger (the "Effective Time"):

(a)     all outstanding shares of One American stock, whether Record Shares (as defined below) or Street Shares (as defined below), held of record by a Holder (as defined below) holding fewer than 2,000 shares of One American stock immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $34.00 per share (the "Merger Consideration"); provided, however, that One American may presume that all Street Shares are held by Holders holding fewer than 2,000 shares immediately prior to the Effective Time unless any of the Company, a beneficial owner of Street Shares or the Bank is able to demonstrate to One American's satisfaction that such shares are held beneficially by a Holder holding 2,000 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b)     all outstanding shares of One American stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

(c)     the outstanding shares of Merger Corp. shall, without any action on the part of the holder thereof, be canceled.

The merger agreement further provides that

o     no Holder holding, of record or beneficially, immediately prior to the Effective Time 2,000 or more shares (including any combination of Record Shares and Street Shares in the aggregate shall be entitled to receive any Merger Consideration with respect to the shares so held; and

o     it is a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares held by such Holder that such Holder certify to One American in the letter of transmittal delivered by One American as described below that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 2,000 shares (including any combination of Record Shares and Street Shares in the aggregate.

For purposes of the merger agreement:

o     the term "Record Shares" means shares of One American stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of One American;

o     the term "Street Shares" means shares of One American stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

o     the term "Holder" means

a)     any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record stockholders of One American, and

b)     any other person or persons who would be deemed to be a "Holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

The merger agreement provides that One American (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to

o     make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

o     resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All such determinations by One American shall be final and binding on all parties, and no person or entity shall have any recourse against One American or any other person or entity with respect thereto. For purposes of the above provisions, One American may in its sole discretion, but shall not have any obligation to do so,

o     presume that any shares of One American common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

o     aggregate the shares held (whether of record or beneficially) by any person or persons that One American determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

o     In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

o     Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

o     Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

o     Securities held by two or more persons as co-owners shall be included as held by one person.

o     Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

o     Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

o     Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; PROVIDED HOWEVER, That the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

o     If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners thereof.

EXCHANGE OF CERTIFICATES

The merger agreement provides that promptly after the Effective Time, One American will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares that appear, based on information available to One American, may have been converted into the right to receive the Merger Consideration (other than shares as to which rights of dissent have been perfected) ("Certificates"), a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as One American may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to One American) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to One American, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 2,000 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the above provisions of the merger agreement, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares which is not registered in the share transfer records of One American, the Merger Consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to One American, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

TIMING OF CLOSING

If the merger agreement is approved by the One American stockholders, the merger closing will take place as soon as practicable after the Special Meting, provided that all other conditions to the closing have been satisfied or waived. On the date the merger closes, articles of merger will be filed with the Secretary of State of the State of Louisiana. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Louisiana.

DIRECTORS AND OFFICERS

The merger agreement provides that the directors and officers of One American immediately prior to the effective time of the merger shall be the directors and officers of One American, as the surviving corporation, immediately after the merger.

ARTICLES OF INCORPORATION AND BYLAWS

The merger agreement provides that the Articles of Incorporation and Bylaws of One American in effect immediately prior to the effective time of the merger shall be the Articles of Incorporation and Bylaws of One American, as the surviving corporation, immediately after the merger.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains customary representations and warranties made by One American and Merger Corp. regarding various matters, including representations by as to the enforceability of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

The obligations of One American and merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

o     approval of the merger agreement by the holders of at least two-thirds (2/3) of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote; and

o     no litigation is pending regarding the merger.

TERMINATION OF MERGER AGREEMENT

The merger agreement may be terminated by either One American or Merger Corp. at any time prior to closing.

DIVIDEND POLICIES

On March 14, 2002 the Board of Directors approved a regular quarterly cash dividend of $0.20 per share payable on April 19, 2002, to stockholders of record as of March 14, 2002. On June 13, 2002, the Board of Directors approved a regular quarterly cash dividend of $0.20 per share payable on July 19, 2002, to stockholders of record as of June 13, 2002. One American paid total dividends during each of 2000 and 2001 of $0.74 and $0.77 per share, respectively. See discussion under "Capital" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Stockholders' Equity" in Note 11 to the consolidated financial statements herein incorporated by reference from One American's 2001 Annual Report to Stockholders transmitted to stockholders with this Proxy Statement for further discussion of the payment of dividends and restrictions.

The One American board, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

o     One American's results of operations;

o     One American's earnings and financial condition;

o     contractual limitations;

o     cash requirements;

o     future prospects;

o     applicable law; and

o     other factors deemed relevant by One American's board of directors.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial data are derived from, and qualified by reference to, One American's Consolidated Financial Statements and the notes thereto included in One American's 2001 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which are available to stockholders upon request. You should read the selected historical consolidated financial information in conjunction with the Consolidated Financial Statements of One American and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in One American's 2001 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

	AS OF AND FOR THE SIX MONTHS ENDED JUNE 30,
	AS OF AND FOR THE YEAR ENDED DECEMBER 31,
	1997	1998	1999	2000	2001	2002
	(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Total interest income	$20,757	22,249	23,613	26,935	28,544	13,084
Total interest expense	7,712	8,335	8,958	11,287	11,080	3,581
Net interest income	13,045	13,914	14,655	15,648	17,464	9,503
Provision (credit)for loan and lease losses	1,025	1,200	900	825	825	425
Net interest income after (credit) provision	12,020	12,714	13,755	14,823	16,639	9,078
Non-interest income	3,479	3,543	4,051	3,973	4,808	2,123
Securities (losses) gains	190	5	2	7	0	0
Non-interest expense	9,602	10,316	11,080	11,900	13,423	6,988
Income before income taxes	6,087	5,946	6,728	6,903	8,024	4,213
Income tax expense	2,050	1,885	2,159	2,119	2,648	1,400
Net Income	$4,037	4,061	4,569	4,784	5,376	2,813
Per share data:
Dividend payout ratio	42.19%	46.97%	42.63%	40.97%	37.46%	37.04%
Basic earnings per share	$1.49	1.51	1.71	1.81	2.06	1.08
Diluted earnings per share	$1.49	1.51	1.71	1.81	2.06	1.08
Dividends per share	$0.63	0.71	0.73	0.74	0.77	0.40
Total assets	302,394	329,376	343,775	373,849	433,578	420,013
Stockholders' equity	36,255	37,800	38,966	42,011	44,787	47,252
Tier 1 capital	34,954	36,397	38,957	41,099	43,285	44,968
Weighted average number of shares outstanding	2,703	2,686	2,668	2,649	2,615	2,606

	1997	1998	1999	2000	2001	2002
Return on average assets	1.38%	1.30%	1.34%	1.31%	1.33%	1.33%
Return on average equity	11.52%	11.06%	11.76%	11.65%	12.43%	12.58%

OTHER MATTERS

Management of One American knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

One American files reports, proxy and information statements and other information with the SEC. Copies of these reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at the following locations:

WASHINGTON, D.C.	CHICAGO, ILLINOIS
Judiciary Plaza	Citicorp Center
Room 1024	500 West Madison Street
Washington, D.C. 20549	Chicago, Illinois 60661

Copies of these reports, proxy and information statements and other information can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding One American, including the reports, proxy and information statements and other information incorporated by reference herein as more fully described below.

One American and merger subsidiary have filed a Schedule 13E-3 under the Exchange Act in connection with the merger. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above.

ADDITIONAL DOCUMENTS AND OTHER INFORMATION
INCORPORATED BY REFERENCE

The rules and regulations of the SEC allow One American to incorporate into this document by reference certain reports, proxy and information statements and other information, which means that important information may be disclosed to you by One American by referring you to another report, proxy or information statement or other information filed separately by One American with the SEC. The reports, proxy and information statements and other information incorporated into this document by reference are deemed to be part of this document, except for any information superseded by information contained in, or incorporated by reference into, this document. This document hereby incorporates by reference the reports listed below, which have been previously filed by One American with the SEC, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in such document is excluded, and is not incorporated herein by reference. The following reports contain information about One American and its financial condition, results of operations and business that are important to you, and we encourage you to read it carefully in connection with your review of this document.

(1)     Annual Report on Form 10-K, filed by One American with the SEC on March 27, 2002, to report results for its fiscal year ended December 31, 2001.

(2)     The Consolidated Financial Statements, and the notes thereto, of One American as of and for its fiscal year ended December 31, 2001, set forth on pages 27-51 of One American's Form 10-K, filed with the SEC on March 27, 2002.

(3)     The discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth on pages 14-26 of One American's Form 10-K, filed with the SEC on March 27, 2002.

(4)     Quarterly Report on Form 10-Q, filed by One American with the SEC on May 14, 2002, to report results for its fiscal quarter ended March 31, 2002.

(5)     Quarterly Report on Form 10-Q, filed by One American with the SEC on August 14, 2002, to report results for its fiscal quarter ended June 30, 2002.

One American is also incorporating by reference all additional reports, proxy and information statements and other information filed by One American with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the Special Meeting described herein.

One American has supplied all information contained in or incorporated by reference in this document relating to One American, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference.

YOU MAY HAVE BEEN SENT SOME OF THE REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY ONE AMERICAN, BUT YOU CAN ALSO OBTAIN ANY OF THEM THROUGH THE SEC AT THE LOCATIONS DESCRIBED ABOVE, OR THROUGH ONE AMERICAN AT THE ADDRESS BELOW. ONE AMERICAN WILL PROVIDE TO YOU, WITHOUT CHARGE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF ANY WRITTEN OR ORAL REQUEST BY YOU, A COPY OF ANY REPORT, PROXY OR INFORMATION STATEMENT OR OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT BY ONE AMERICAN. YOU SHOULD DIRECT YOUR REQUEST TO THE FOLLOWING ADDRESS:

ONE AMERICAN CORP.
     2785 Louisiana Highway 20 West
     P. O. Box 550
     Vacherie, Louisiana 70090
     Attn: Gloria A. Kliebert, Secretary

By Order of the Board of Directors
          Gloria A. Kliebert
          Secretary

Dated: October 16, 2002

ANNEX A

AGREEMENT AND PLAN OF MERGER

ANNEX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated effective as of September 20, 2002 (this "Agreement"), is entered into by and between One American Corp., a Louisiana corporation (the "Company"), and OAC Merger Corp., a Louisiana corporation ("Merger Corp.").

WITNESSETH

WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Louisiana having its principal office in Vacherie, Louisiana, with authorized capital stock consisting of Ten Million (10,000,000) shares ("Shares") of common stock, $2.50 par value per share (the "Company Stock"), of which 2,603,493 shares are issued and outstanding; and

WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Louisiana, with authorized capital stock consisting of ten (10) shares of common stock, $1.00 par value per share (the "Merger Corp. Stock"), of which ten (10) shares are issued and outstanding; and

WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the "Merger") with the Company surviving the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

MERGER

1.01.     GENERAL. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

1.02.     NAME AND ORGANIZATION. The name of the Surviving Corporation shall remain and thereafter be "One American Corp." The Articles of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

1.03.     RIGHTS AND INTERESTS. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately prior to the Effective Time.

1.04.     LIABILITIES AND OBLIGATIONS. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

1.05.     DIRECTORS AND OFFICERS. The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

1.06.     ADOPTION. Unless contrary to the laws of the State of Louisiana or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

ARTICLE II

TERMS OF THE MERGER

2.01.     GENERAL. The manner of exchanging and converting the issued and outstanding shares of Company Stock and Merger Corp. Stock shall be as hereinafter provided in this Article II.

2.02.     CONVERSION AND CANCELLATION OF STOCK. At the Effective Time,

(a)     all outstanding shares of Company Stock, whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 2,000 Shares immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $34.00 per share of Company Stock (the "Merger Consideration"); provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 2,000 Shares immediately prior to the Effective Time unless either the Company or a beneficial owner of Street Shares are able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 2,000 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b)     all outstanding shares of Company Stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

(b)     the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled.

In no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 2,000 or more Shares (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the Shares so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the Shares held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 2,000 Shares (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof,

(1)     the term "Record Shares" shall mean shares of Company Stock other than Street Shares and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

(2)     the term "Street Shares" shall mean shares of Company Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3)     the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the Shares such person holds beneficially either in street name or as a customer of the Trust and Investment Management Department of the Bank were held of record by such person or persons; and

(4)     the term "Cash-Out Shares" shall mean any shares of Company Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 2.02.

The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the Shares held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of Shares held by such Holder.

2.03     EXCHANGE OF CERTIFICATES.

(a)       PAYMENT PROCEDURE. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares that appear, based on information available to the Company, may have been converted into the right to receive the Merger Consideration (other than Shares as to which rights of dissent have been perfected as provided in Section 2.04) ("Certificates"), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the share transfer records of the Company, the Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b)       ABANDONED PROPERTY LAWS. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.04     APPRAISAL RIGHTS OF SHAREHOLDERS. Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Section 12:131 of the Business Corporation Law of Louisiana.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND COVENANTS
OF THE COMPANY

The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

3.01.     ORGANIZATION. The Company is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Louisiana. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

3.02.     GOVERNMENTAL AUTHORIZATIONS. The Company is in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Section 6.03 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

3.03.     NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party, and will not conflict with any provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or upon the Company Stock.

3.04.     NO CONFLICT WITH JUDGMENTS OR DECREES. The consummation of the transactions in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company is a party or is subject.

3.05.     APPROVAL OF AGREEMENTS. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company. The Company has full corporate power, authority, and legal right to enter into this Agreement.

3.06.     CAPITAL STOCK. The authorized capital stock of the Company consists solely of the Company Stock, all of the shares of which are validly issued, fully paid, and not issued in violation of the preemptive rights of any shareholder.

ARTICLE IV

REPRESENTATIONS, WARRANTIES, AND COVENANTS
OF MERGER CORP.

Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

4.01.     ORGANIZATION. Merger Corp. is a Louisiana corporation duly incorporated, validly existing, and in good standing under the laws of the State of Louisiana. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

4.02.     CAPITAL STOCK. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which ten (10) shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

4.03.     SUBSIDIARIES OR AFFILIATES. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

4.04.     APPROVAL OF AGREEMENTS. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the shareholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF MERGER CORP.

The obligations of Merger Corp. to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

5.01.     LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

5.02.     REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

6.01.     LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

6.02.     REPRESENTATIONS AND WARRANTIES. All representations and warranties of Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Merger Corp. shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

6.03.     SHAREHOLDER APPROVAL. This Agreement shall have been approved by a vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Company Stock present in person or by proxy at the Special Meeting of Stockholders.

ARTICLE VII

EXPENSES

Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

ARTICLE VIII

CLOSING DATE AND EFFECTIVE TIME

The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of Louisiana, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of Louisiana.

ARTICLE IX

AMENDMENTS

This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date.

ARTICLE X

TERMINATION

This Agreement may be terminated by either the Company or Merger Corp. at any time prior to the Effective Time. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

ARTICLE XI

NOTICES

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company, at

          2785 Louisiana Highway 20 West
          Vacherie, Louisiana 70090

If to Merger Corp, at

          2785 Louisiana Highway 20 West
          Vacherie, Louisiana 70090

ARTICLE XII

MISCELLANEOUS

12.01.     FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

12.02.     SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

12.03.     CONSTRUCTION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

12.04.     GENDER. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

12.05.     HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

12.06.     MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.07.     GOVERNING LAW. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE. .

12.08.     COURT COSTS AND ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

12.09.     INUREMENT. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

12.10.     WAIVERS. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

12.11.     ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

ONE AMERICAN CORP.

By:       /s/ Frank J. Bourgeois
-----------------------------------
Title:     President and Chief Executive Officer

OAC MERGER CORP.

By:       /s/ J. B. Falgoust
-----------------------------------
Title:     President

ANNEX B

OPINION OF
SOUTHARD FINANCIAL, INC.

FAIRNESS OPINION

ONE AMERICAN CORP.

July 31, 2002

Report Dated
August 19, 2002

August 19, 2002

Board of Directors
One American Corp.
Vacherie, Louisiana

RE: Fairness Opinion Relative to a Proposed Go Private Transaction

Directors:

The Board of Directors of One American Corp. ("One American" or the "Company") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of a proposed go-private transaction (the "Transaction"). This opinion is based upon financial information through July 31, 2002.

Southard Financial and its principals have no past, present, or contemplated future interest in One American or the conclusion of this opinion. Further, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

A review of the financial performance and position of One American and the value of its common stock;
A review of recent bank merger transactions in the United States, Louisiana, and surrounding states;
A review of the current and historical market prices of bank holding companies in the United States, Louisiana, and surrounding states;
A review of the investment characteristics of the common stock of One American;
A review of the proposed terms of the Transaction; and,
An evaluation of other factors as was considered necessary to render this opinion.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents cited in Exhibit 1 pertaining to One American and the proposed Transaction. Southard Financial visited with the management and legal counsel of OneAmerican. Details pertaining to One American are contained in Southard Financial's file.

Board of Directors
One American Corp.

THE PROPOSED TRANSACTION

As part of the Transaction, One American expects to acquire approximately 300,498 shares at a price of $34.00 per share, or a total consideration of approximately $10.2 million. The Transaction will be funded internally. The proposed Transaction represents the following pricing ratios (based upon the most recent released financial results):

Price/Book Value ($18.15 per share at 6/30/02)	187.3%
Price/Earnings ($2.09 per share trailing twelve months)	16.27x
Price/Assets at June 30, 2002	21.07%
Premium to Recent Market Price ($31.00 per share)	9.7%

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed transaction. The review process included considerations regarding One American and the proposed Transaction. The major considerations are as follows:

One American Corp.

Historical earnings;
Historical dividend payments;
Outlook for future performance, earnings, and dividends;
Economic conditions and outlook in One American's market;
The competitive environment in One American's market;
Comparisons with peer banks;
Recent minority stock transactions in One American's common stock; and,
Other such factors as were deemed appropriate in rendering this opinion.

Market Factors

Historical and current bank merger pricing; and,
Historical and current market pricing for publicly traded banks and bank holding companies.

The Proposed Transaction

The price paid to the cashed-out shareholders of One American; and,
The impact on the investment value to the shareholders not cashed-out in the transaction.

Board of Directors
One American Corp.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and should not be interpreted based upon partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of One American. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

Fairness of the Transaction Price-Cashed Out Shareholders

Comparison with Recent Control Bank Transactions

Based upon the transaction price of $34.00 per share, the Transaction price represents the following pricing ratios:

Price/Book Value ($18.15 per share at 6/30/02	187.3%
Price/Earnings ($2.09 per share trailing twelve months)	16.27x
Price/Assets at June 30, 2002	21.07%

The price/book ratio is slightly below the average price/book ratio for the selected control bank transactions during the first half of 2002 (196.3%). However, it should be noted that the price/book value ratio is below the average of control transactions due in large part to the high capital ratio of One American. After adjusting the capital of One American to the average for the control transactions group, the effective price/book value ratio is near the average.

The price/earnings ratio is also below the average price/earnings ratio for the selected control bank transactions during the first half of 2002 (23.3x). However, adjusted to eliminate low performing acquired banks (ROE below 8%), the average price/earnings ratio falls to 20.2x. Further, the below average price/earnings ratio for One American is due primarily to non-recurring income related to the amortization of gains on purchased assets. Adjusted for the non-recurring gains, the implied price/earnings ratio is about 18.5x.

The price/asset ratio is above the average ratio for the selected control bank transactions during the first half of 2002 (17.55%).

Thus, on balance the implied pricing ratios are consistent with observed market pricing for control transactions.

Board of Directors
One American Corp.

Analysis of Liquidity

The Transaction price of $34.00 represents a premium of 9.7% to the most recent traded price for One American common stock. However, it should be noted that One American, based upon a stock repurchase plan, participated in the transactions as the buyer. Further, the volume of transactions has been very low (only 4,811 shares during the first seven months of 2002).

Discounted Cash Flow Analysis

Based upon a pro-forma discounted cash flow analysis, Southard Financial determined the value of One American based upon adding (i) the present value of the estimated future dividend stream that One American could generate over the next five to ten year period; and, (ii) the present value of the "terminal value" of One American common stock at the end of the period. To determine a projected dividend stream, Southard Financial used an estimate of ongoing earnings for 2002, assumed annual growth in earnings and assets of between 5% and 10%, and assumed a dividend pay-out ratio of 40% to 60%. The "terminal value" of One American common stock at the end of the projection period was determined by applying a price/earnings multiple of 18-20 times projected net income in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 13% and 16%, which Southard Financial viewed as the appropriate discount rate range for a company with One American's risk characteristics. Using this analysis, the implied value of One American was consistently at or below the proposed Transaction price.

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of One American. Throughout the due diligence process, Southard Financial relied upon all information provided by One American and third party sources without independent verification.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders of One American is fair, from a financial point of view.

Board of Directors
One American Corp.

Fairness Analysis-Remaining Shareholders

Impact on One American's Capital Ratio and Return on Equity

The Transaction will reduce One American's capital ratio from above peer levels to near peer levels. At June 30, 2002, One American's capital ratio was 10.97%, above the peer level of 8.85%. The Transaction represents an opportunity for One American to deploy its "excess" capital. After, the transaction, the capital ratio will be comparable to peer levels. Further, the reduction in the capital ratio the Transaction will increase the Company's return on average equity by approximately 1.5% to 2.5%.

Impact of Transaction on One American's Performance and Financial Position

Southard Financial reviewed the impact of the proposed transaction on the earnings per share and book value per share of One American. Southard Financial developed pro-forma financial projections based upon the terms of the Transaction and using reasonable rates of interest to compute the impact on earnings resulting from the payment of the purchase price.

Earnings Per Share: Based upon the terms of the Transaction and the projection analysis, it is reasonable to expect that earnings per share post-Transaction will be 10%-12% higher than if One American does not consummate the Transaction. Further, the accretive impact on earnings per share should continue into the future.

Book Value: Reported book value of One American was $18.15 per share at June 30, 2002. Had the Transaction occurred on that date, book value would have declined to $15.97 per share, or by $2.18 per share (12.0%). However, based upon the anti-dilutive impact on earnings per share, Southard Financial's projection analysis indicates that book value would likely return to its pre-Transaction level during the third quarter of 2003.

Fundamental Analysis: Southard Financial reviewed the financial characteristics of One American with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared One American to a universe of publicly traded banks and bank holding companies. Subsequent to the proposed Transaction, One American's capital ratio and return on average equity would be nearer to the industry average.

Expected Impact on Per Share Value

Based upon the factors outlined above, it is reasonable to expect that the market will respond positively to the Transaction.

Board of Directors
One American Corp.

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of One American.

Throughout the due diligence process, Southard Financial relied upon all information provided by One American and third party sources without independent verification.

Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the proposed transaction to the shareholders of One American is expected to be favorable.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders in the Transaction is fair, from a financial viewpoint, to the remaining shareholders of One American.

Thank you for this opportunity to be of service to the shareholders of One American Corp.

Sincerely yours,

/s/ Southard Financial
SOUTHARD FINANCIAL

Attachments:

Exhibit 1: One American Corp., Document Review List

EXHIBIT 1
ONE AMERICAN CORP.
DOCUMENT REVIEW LIST
1.	Audited financial statements of One American Corp. for the years ended December 31, 1999-2001
2.	Form 10-Q, One American Corp., for the quarter ended March 31, 2002
3.	Consolidated Reports of Condition and Income for Bank with Domestic Offices Only, First American Bank and Trust, for the quarters ended March 31, 2002 and June 30, 2002
4.	Consolidated 2002 Budget of One American Corp.
5.	Uniform Bank Performance Report of One American Corp. for the periods ended December 31, 2001 and March 31, 2002.
6.	Internal (unaudited) balance sheet of First American Bank and Trust as of July 31, 2002.
7.	Historical market prices and trading volume of the common stock of One American Corp.
8.	Additional pertinent information deemed necessary to render this opinion.

ANNEX C

SECTION 12:131 OF THE BUSINESS CORPORATION LAW OF LOUISIANA
RIGHTS OF DISSENTING STOCKHOLDERS

LOUISIANA REVISED STATUTES
TITLE 12. CORPORATIONS AND ASSOCIATIONS
CHAPTER 1. BUSINESS CORPORATION LAW
PART XIII. DISSENTING SHAREHOLDERS' RIGHTS, FAIR PRICE PROTECTION, AND CONTROL
SHARE ACQUISITION

La. R.S. 12:131 (2002)

131 Rights of a shareholder dissenting from certain corporate actions

A.     Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B.     The right of dissent provided by this Section shall not exist in the case of:

(1)     A sale pursuant to an order of a court having jurisdiction in the premises.

(2)     A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

(3)     Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C.     (1)     (a)     Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records.

                (b)     An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(2)     Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the

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corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

(3)     Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraph (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

(4)     In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D.     If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E.     In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F.     When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G.     If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the

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merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

H.     Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

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ONE AMERICAN CORP.
2785 Louisiana Highway 20 West
P. O. Box 550
Vacherie, Louisiana 70090
(225) 265-2265

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 18, 2002

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PROXY
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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of One American Corp. (the "Company") hereby appoints Frank J. Bourgeois, Marcel T. Graugnard, Jr. and Preston L. Falgoust, and each of them separately, with full power of substitution, proxies to vote all shares of Company common stock, par value $2.50 per share, that the undersigned is entitled to vote at the close of business on October 16, 2002, at the Special Meeting of Stockholders to be held on November 18, 2002 at 2:00 p.m., or any adjournment(s) thereof, on the following proposals:

1.     PROPOSAL TO APPROVE AND ADOPT the Agreement and Plan of Merger dated as of September 20, 2002, by and between the Company and OAC Merger Corp., and the consummation of the transactions contemplated thereby.

/ / FOR               / / AGAINST               / / ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE STOCKHOLDERS' MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, EXCEPT SUCH DISCRETIONARY AUTHORITY TO VOTE SHALL BE LIMITED TO MATTERS OF WHICH THE COMPANY DID NOT HAVE NOTICE A REASONABLE TIME BEFORE MAILING OF THE PROXY STATEMENT AND THIS PROXY.

ANY PROXY GIVEN PURSUANT TO THIS SOLICITATION MAY BE REVOKED BY THE PERSON GIVING IT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING. PROXIES MAY BE REVOKED BY DELIVERING TO THE SECRETARY OF THE COMPANY, GLORIA A. KLIEBERT, 2785 LOUISIANA HIGHWAY 20 WEST, P. O. BOX 550, VACHERIE, LOUISIANA 70090, A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY, BY DULY EXECUTING AND DELIVERING TO THE SECRETARY A SUBSEQUENTLY DATED PROXY RELATING TO THE SAME SHARES OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF A PROXY).

THIS PROXY WILL BE VOTED AS MARKED. SIGNED BUT UNMARKED PROXIES WILL BE VOTED IN FAVOR OF THE PROPOSALS.

The undersigned acknowledges receipt of the NOTICE OF STOCKHOLDERS' MEETING to be held November 18, 2002 and the PROXY STATEMENT dated October 16, 2002 and hereby revokes all Proxies heretofore given by the undersigned.

Dated: ___________________, 2002

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Signature

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Number of Shares

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Signature (If Held Jointly)

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Title or Authority (If Applicable)

SIGNATURE OF STOCKHOLDER(S) SHOULD CORRESPOND WITH THE NAME IN WHICH SHARES ARE REGISTERED. JOINT HOLDERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY-IN-FACT, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN, PARTNER, OR DULY AUTHORIZED OFFICER, PLEASE GIVE TITLE OR AUTHORITY AND ATTACH AUTHORIZATION DOCUMENTS.